UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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COLFAX CORPORATION

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colfax

Proxy Statement
and
Notice of Annual Meeting

May 12, 2021 at 3:00 pm

Notice of 2021 Annual Meeting of Stockholders

Wednesday, May 12, 2021

3:00 p.m. Eastern Time

Via live webcast at
www.virtualshareholdermeeting.com/CFX2021

To Our Stockholders:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Colfax Corporation will be held via live webcast at www.virtualshareholdermeeting.com/CFX2021 on Wednesday, May 12, 2021 at 3:00 p.m. Eastern Time, for the following purposes:

1.	To elect the eleven members of the Board of Directors named in the attached proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To approve the compensation of our named executive officers on an advisory basis (“say-on-pay”); and
4.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on March 22, 2021 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Due to continuing concerns relating to the coronavirus (COVID-19) pandemic and to support the health and well-being of our stockholders, directors, officers, employees and other meeting attendees, the Annual Meeting will be completely virtual. To attend, participate in, and vote during the Annual Meeting, stockholders of record must go to the meeting website at www.virtualshareholdermeeting.com/ CFX2021 and enter the control number found on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). If you are a beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend, participate in, and vote during the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

As a stockholder of Colfax, your vote is important. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares at your earliest convenience and thank you for your continued support of Colfax Corporation.

Dated: April 1, 2021

By Order of the Board of Directors

Bradley J. Tandy

Secretary

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Date and Time:	Wednesday, May 12, 2021 at 3:00 p.m., Eastern Time
Location:	Via live webcast at www.virtualshareholdermeeting.com/CFX2021
Record Date:	March 22, 2021

Availability of Proxy Materials – Use of Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 12, 2021: Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials primarily over the Internet. Accordingly, on or about April 1, 2021, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to vote at the Annual Meeting as of the close of business on March 22, 2021, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

You may vote if you were a stockholder of record at the close of business on March 22, 2021, the record date.

How to Cast Your Vote

You can vote by any of the following methods:

Via the internet (www.proxyvote.com) through May 11, 2021;

By telephone (1-800-690-6903) through May 11, 2021;

By completing, signing and returning your proxy by mail in the envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NJ 11717 by May 11, 2021; or

Via virtual attendance and voting at the Annual Meeting. To attend the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/CFX2021 and enter your control number. Once admitted, you may vote by following the instructions available on the meeting website. If you are a beneficial stockholder who owns shares in street name and have questions about your control number or how to obtain one, please contact the bank, broker or other nominee who holds your shares.

If you are a beneficial stockholder who owns your shares in street name, the availability of online or telephone voting may depend on the voting procedures of the organization that holds your shares.

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Voting Matters

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each director nominee	12
Proposal 2 – Approval of Auditor	FOR	24
Proposal 3 – Say-on-Pay	FOR	53

Board and Governance Highlights

■	Balanced Board tenure with four new independent directors appointed since 2016, including two directors since 2020
■	82% independent Board with two female and two racially or ethnically diverse directors
■	Amended Nominating and Corporate Governance Committee Charter in 2020 to reflect our commitment to seeking highly qualified female and minority director candidates
■	Amended Audit Committee Charter to reflect Audit Committee’s oversight role with respect to information technology and cybersecurity
■	Stock ownership requirements for officers and directors
■	Anti-hedging, anti-pledging, and clawback policies

Board Nominees (page 13)

The following table provides summary information about each director nominee:

Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Boards
Mitchell P. Rales	64	1995	Chairman of the Board, Colfax Corporation		N/A	Danaher Corporation; Fortive Corporation
			Chairman of the Executive Committee, Danaher Corporation
Matthew L. Trerotola	53	2015	President and Chief Executive Officer, Colfax Corporation		N/A	None
Patrick W. Allender	74	2008	Former Executive Vice President and Chief Financial Officer, Danaher Corporation		Nominating (Chair) Audit	Brady Corporation
Thomas S. Gayner	59	2008	Co-Chief Executive Officer, Markel Corporation		Audit	Markel Corporation; Cable One, Inc.; Graham Holdings, Inc.
Rhonda L. Jordan	63	2009	Former President, Kraft Foods Inc.		Compensation (Chair) Nominating	Ingredion, Inc.
Liam J. Kelly	54	2020	President and Chief Executive Officer, Teleflex Incorporated		Nominating	Teleflex Incorporated
Philip A. Okala	52	2021	Chief Operating Officer, University of Pennsylvania Health Systems		Compensation	None
A. Clayton Perfall	62	2010	Operating Executive, Tailwind Capital		Audit (Chair)	None
Didier Teirlinck	64	2017	Former Executive Vice President, Climate Segment, Ingersoll Rand		Audit	None
Rajiv Vinnakota	50	2008	President, Institute for Citizens & Scholars (formerly the Woodrow Wilson National Fellowship Foundation)		Compensation Nominating	None
Sharon Wienbar	59	2016	Former Venture Partner, Scale Venture Partners		Compensation	Resideo Technologies, Inc. Covetrus, Inc.

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Of our 11 director nominees:

The table below highlights the collective skills, experiences and attributes of our director nominees:

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

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Corporate Social Responsibility and Sustainability

Our corporate social responsibility (“CSR”) and sustainability program is organized around identifying, assessing and managing on an ongoing basis the environmental, social and governance (“ESG”) factors that are relevant to our long-term financial performance. Our sustainability program takes into account the interests of our key stakeholder constituencies, including our employees, customers, communities and stockholders. ESG issues that we focus on across the Company include workplace health and safety, energy efficiency, waste management, climate risk, human capital management, diversity and inclusion, supply chain management, business ethics and compliance, and data privacy and protection.

In 2020, we committed to enhancing our CSR and sustainability reporting. At the direction of our Nominating and Corporate Governance Committee, we commenced a review of our CSR and sustainability programs and disclosures. To facilitate this review, we formed a cross-functional internal working group, which included a number of our senior leaders, including our CFO, CHRO and General Counsel. The review focused on (i) gaining a better understanding of the expectations of our stakeholders with respect to ESG disclosures and practices, (ii) identifying those ESG topics which we believe are most material to our stakeholders and (iii) assessing and disclosing how we currently manage and measure risks and opportunities related to these ESG topics. These efforts culminated in the publication of our inaugural CSR Report in March 2021, which can be accessed on our website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab.

We expect to continue to enhance our CSR and sustainability reporting into 2021 and beyond, as ESG integration by investors and reporting frameworks continue to evolve.

Highlights of some of our recent ESG enhancements are discussed below.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Governance; Community Involvement and Corporate Citizenship We take ESG-related risks and opportunities into account in our strategic decision-making, both by the Board and management.

■	ESG matters are managed and monitored by senior management throughout the year. The Board exercises oversight over ESG matters at the full Board level and through our relevant committees. At our December 2020 Board meeting, the full Board participated in an ESG educational session facilitated by one of our outside advisors.
■	Under its charter, our Nominating and Corporate Governance Committee is expressly tasked with reviewing the Company’s undertakings with respect to ESG matters, including our role as a corporate citizen and policies and programs relating to health, safety and sustainability matters. An ESG update is included as a standing agenda item at each Nominating and Corporate Governance Committee Meeting.
■	In 2020, we amended our Nominating and Corporate Governance Committee charter to further reflect our commitment to actively seeking out highly qualified women and minority director candidates, as well as candidates with diverse backgrounds, experiences and skills as part of each director search the Company undertakes.
■	We recently amended our Audit Committee charter to expressly task the Audit Committee with reviewing the Company’s policies with respect to risk assessment and risk management related to information technology and cybersecurity.
■	We believe in giving back to our communities and supporting other worthwhile initiatives that contribute to the betterment of society. Beginning this year, we are encouraging all of our sites to participate in a “Creating Better in the Community Day.” The initiative will be led by our local teams and employees will be provided with an additional day of paid time off to participate.

- 2021 Proxy Statement	8

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Health, Safety and Environment The protection of human health, personal safety and environmental quality rank at the highest level of importance to Colfax.

■	Our full Board reviews our safety initiatives at the start of each regularly scheduled board meeting.
■	In addition, our executive leadership team reviews safety matters with our site leaders on a regular and ongoing basis, and our safety initiatives and safety performance are discussed and highlighted with all Colfax associates at each quarterly town hall meeting.
■	From the outset of the COVID-19 global pandemic, maintaining the health and safety of our associates has been a top priority. We quickly implemented health and safety protocols based on CDC, WHO and other applicable guidelines at all of our sites. In addition, we established a robust communications and feedback plan, led by our executive COVID-19 crisis response team.
■	We continued our highly successful Summer of Safety campaign for the third consecutive year. This program was initiated to increase awareness of risks at work and home, which have historically tended to increase during the summer. Key components of the program include:
	–	Weekly CEO communications to announce the focus area for the week
	–	Daily discussion topics and activities, which are incorporated into daily management meetings or other processes
	–	Use of QR codes for feedback and safety improvement suggestions
■	Many of our business units have set objectives for key environmental aspects, such as lowering energy and water use, and eliminating hazardous substances.

Human Capital; Diversity, Equity and Inclusion; Human Rights and Supply Chain As an equal opportunity employer‚ we are committed to a diverse workforce.

■	We have strengthened our diversity, equity and inclusion (DE&I) programs to include a DEI Council, proactive training, affinity groups and an increased focus in recruiting and talent development.
■	We conduct an annual global associate engagement survey to gather associate feedback. We share the survey results with all associates, and managers conduct formal focus groups and discussions with their teams to implement action plans to address key areas for improvement.
■	We have publicly stated our commitment to respecting human rights across all of our business operations in accordance with the Universal Declaration of Human Rights, the UN Guiding Principles on Business and Human Rights and the ILO Declaration on Fundamental Principles and Rights at Work.

Without limiting the foregoing, we do not utilize or permit: Child labor, Forced labor, or Other abusive or unsafe working conditions.

■	To further emphasize our commitment to human rights, we recently adopted a Global Human Rights Policy, which is available on our website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab.

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Auditor Ratification (page 24)

We ask our stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Below is summary information about fees paid to Ernst & Young LLP for services provided in 2020 and 2019:

Fee Category (fees in thousands)	2020	2019
Audit Fees	$5,575	$7,417
Audit-Related Fees	—	1,628
Tax Fees	646	1,023
All Other Fees	4	4
TOTAL	$6,225	$10,072

Executive Compensation (page 27)

We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Our compensation program includes the following key features:

■	We link rewards to performance and foster a team-based approach by setting clear objectives that, if achieved, we believe will contribute to our overall success;
■	We emphasize long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk-taking behaviors that could negatively affect long-term results;
■	We set Annual Incentive Plan operational and financial performance targets based on the results of our Board’s strategic planning process and corporate budget, and provide payouts that vary significantly from year-to-year based on the achievement of those targets; and
■	We believe the design of our overall compensation program, as well as our internal controls and policies, serve to limit excessive risk-taking behavior, as described further on page 37.

Say-on-Pay: Advisory Vote to Approve the Compensation of our Named Executive Officers (page 53)

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. We believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

Proxy Statement for Annual Meeting of Stockholders

2021 Annual Meeting

We are furnishing this Proxy Statement (the “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of Colfax Corporation (hereinafter, “Colfax,” “we,” “us” and the “Company”) of proxies for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 12, 2021, at 3:00 p.m. Eastern Time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. We first made these materials available to the Company’s stockholders entitled to vote at the Annual Meeting on or about April 1, 2021.

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About Colfax Corporation

Colfax Corporation is a leading diversified technology company that provides fabrication technology and medical technology products and services to customers around the world, principally under the ESAB and DJO brands. We have been built through a series of acquisitions and organic growth. We seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to continuously improve our company and pursue growth in revenues and improvements in profit and cash flow.

In January 2012, we completed the acquisition of Charter International plc, which transformed Colfax from its historical roots as a fluid handling business into a diversified industrial enterprise with additional growth platforms in the fragmented fabrication technology sector and air & gas handling products. We strengthened and expanded our fluid handling and air & gas handling operations through acquisitions and the application of CBS before divesting these platforms in December 2017 and September 2019, respectively. The sales of these businesses were part of a strategic transformation of our portfolio to create a faster-growing, less cyclical and higher-margin company with more predictable cash flows.

As part of this transformation, in February 2019, we acquired DJO Global, Inc. (“DJO”), a global developer, manufacturer and distributor of high-quality medical devices with a broad range of products used for orthopedic bracing, reconstructive implants, rehabilitation, pain management and physical therapy. DJO products address the high-margin orthopedic continuum of patient care from injury prevention to rehabilitation from injury or degenerative disease, enabling people to regain or maintain their natural motion.

Our business management system, CBS, is integral to our operations. CBS consists of a comprehensive set of values, behaviors, processes and tools that are designed to drive continuous improvement and create superior value for our customers, shareholders and associates. Rooted in our core values, CBS is our culture. We believe that our management team’s access to, and experience in, the application of the CBS methodology is one of our primary competitive strengths. We have used CBS to accelerate our growth and improve business performance.

We believe our disciplined acquisition program is a strength. Since 2015, we have completed 20 acquisitions to strengthen and accelerate the growth of our businesses. As discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 we completed five acquisitions and three other investments within our medical technology segment during 2020.

We currently report our operations through our fabrication technology and medical technology segments. These businesses operate in distinct markets, with unique business opportunities and investment requirements. On March 4, 2021, we announced the intention to separate these businesses into two differentiated, independent publicly traded companies (the “Separation”).

We expect that the Separation will allow each company to, among other things: (1) optimize capital allocation for internal investment, M&A and return of capital to shareholders; (2) tailor investment to its specific business profile and strategic priorities in the most efficient manner possible; (3) increase operating flexibility and resources to capitalize on growth opportunities in its respective markets; and (4) improve both investor alignment with its clear value proposition and the ability for investors to value it based on its distinct strategic, operational and financial characteristics. Completion of the Separation is subject to, among other things, completion of financing and other transactions on satisfactory terms, other steps necessary to qualify the separation as a tax-free transaction, receipt of other regulatory approvals and final approval from our Board of Directors. Details of the separation will be included in future filings with the SEC. There can be no assurance regarding the form and timing of the Separation or its completion.

Our principal executive office is located at 420 National Business Parkway, 5th Floor, Annapolis Junction, MD, 20701. Our telephone number is (301) 323-9000 and our website is located at www.colfaxcorp.com. Our common stock trades on the New York Stock Exchange (NYSE) under the symbol CFX.

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Proposal 1 Election of Directors

Eleven director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting of the Company and until his or her successor is duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 12, 2021: Mitchell P. Rales, Matthew L. Trerotola, Patrick W. Allender, Thomas S. Gayner, Rhonda L. Jordan, Liam J. Kelly, Philip A. Okala, A. Clayton Perfall, Didier Teirlinck, Rajiv Vinnakota, and Sharon Wienbar. All nominees are currently serving on the Board.

Director Qualifications

Nominating Committee Criteria for Board Members

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

■	personal and professional integrity;
■	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;
■	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;
■	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and
■	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.

The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. The Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and minority director candidates, as well as candidates with diverse backgrounds, experiences and skills, as part of each director search that our Company undertakes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board and as part of the annual Board evaluation process described further below, which includes a director skills matrix to identify areas of director knowledge and experience that may benefit the Board in the future. That information is used as a part of the director search and nomination process. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company. As further discussed below, certain members of our Board have experience with the business systems that are an integral part of our Company culture. In addition, we feel that the familiarity of certain Board members with our business system from their work experiences at Danaher Corporation and at our Company, combined with strong input from varied and sophisticated business backgrounds, provides us with a Board that is both functional and collegial while able to draw on a broad range of expertise in the consideration of complex issues.

Board Member Service

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director of the Company. The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

In determining to nominate Mr. Gayner for re-election, the Nominating and Corporate Governance Committee and the Board carefully evaluated and took into account that Mr. Gayner serves as an executive officer at Markel Corporation and serves on the boards of Markel Corporation, Graham Holdings Co. and Cable One Inc. (which was a wholly-owned subsidiary of Graham Holdings until July 2015). The Nominating and Corporate Governance Committee determined, and the Board concurred, that Mr. Gayner is a valuable, productive and fully engaged director who should be re-elected to the Board. In reaching this conclusion, the Nominating and Corporate Governance Committee took note of Mr. Gayner’s valuable role on the Board and stellar attendance record. As a result of his experience as an executive officer at Markel Corporation, Mr. Gayner provides the Board with substantial knowledge regarding business operations

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strategy, as well as valuable financial and investment expertise. Moreover, Mr. Gayner has continued to be an active participant in all Colfax Board matters and is well-prepared for Board and Committee meetings, and played an important role in the Audit Committee’s discussions and decision-making regarding Colfax’s acquisition of DJO and sale of the Air & Gas Handling business and is expected to provide valuable insight in connection with the Separation. Based on these factors, Mr. Gayner was unanimously recommended and re-nominated for election to our Board of Directors.

Nominees for Director

The names of the nominees for director, their ages as of April 1, 2021, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

MITCHELL P. RALES
Age 64 Director since: 1995 CHAIRMAN OF THE BOARD Committees: • None	Mitchell P. Rales is a co-founder of Colfax and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales is a co-founder and has served as a member of the board of directors of Danaher Corporation, a global science and technology company, since 1983 and as Chairman of Danaher’s Executive Committee since 1984, and is also a member of the Fortive Corporation board of directors, which is a diversified industrial growth company that was spun-off from Danaher in 2016. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Colfax Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales’ substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

MATTHEW L. TREROTOLA
Age 53 Director since: 2015 Committees: • None	Matthew L. Trerotola has been our President and Chief Executive Officer and has served as a director of the Company since July 2015. Prior to joining Colfax, Mr. Trerotola was an Executive Vice President and a member of DuPont’s Office of the Chief Executive, responsible for DuPont’s Electronics & Communications and Safety & Protection segments. Mr. Trerotola also had corporate responsibility for DuPont’s Asia-Pacific business. Many of Mr. Trerotola’s roles at DuPont involved applying innovation to improve margins and accelerate organic growth in global businesses. Prior to rejoining DuPont in 2013, Mr. Trerotola had served in leadership roles at Danaher since 2007, and was most recently Vice President and Group Executive for Life Sciences. Previously, Mr. Trerotola was Group Executive for Product Identification from 2009 to 2012, and President of the Videojet business from 2007 to 2009. While at McKinsey & Company from 1995 to 1999, Mr. Trerotola focused primarily on helping industrial companies accelerate growth. Mr. Trerotola’s day-to-day leadership of Colfax, combined with his significant international business experience and familiarity with the Danaher Business System, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

PATRICK W. ALLENDER
Age 74 Director since: 2008 INDEPENDENT Committees: • Audit • Nominating and Corporate Governance (Chair)	Patrick W. Allender has served as a director of the Company since May 13, 2008. He is the former Executive Vice President and Chief Financial Officer of Danaher Corporation, where he served from 1987 until his retirement in 2007. Prior to joining Danaher, Mr. Allender was an audit partner with a large international accounting firm. Mr. Allender is a director of Brady Corporation, where he is a member of the audit and corporate governance committees and the chairman of the finance committee. Mr. Allender’s prior experience as the Chief Financial Officer of a publicly traded company provides him with substantial expertise in financial reporting and risk management. In addition, his familiarity with the Danaher Business System provides targeted insight on the nature of the Company’s operations to the Board.

THOMAS S. GAYNER
Age 59 Director since: 2008 INDEPENDENT Committees: • Audit	Thomas S. Gayner has served as a director of the Company since May 13, 2008. He is Co-Chief Executive Officer of Markel Corporation, a financial holding company whose principal business markets and underwrites specialty insurance products. Since 1990, Mr. Gayner has served as President of Markel Gayner Asset Management, Inc. Mr. Gayner has served as a director of Markel Corporation since August 2016 and previously served on the Markel Corporation board from 1998 to 2003. Mr. Gayner also currently serves on the board of directors of Graham Holdings Company and Cable One, Inc., as well as a director of The Davis Series Funds. Through his experience and investment knowledge with the Markel Corporation as well as his service on the boards and committees of other publicly traded companies, Mr. Gayner brings extensive leadership, financial acumen and public company expertise to our Board.

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RHONDA L. JORDAN
Age 63 Director since: 2009 INDEPENDENT Committees: • Nominating and Corporate Governance • Compensation (Chair)	Rhonda L. Jordan has served as a director of the Company since February 17, 2009. She served as President, Global Health & Wellness, and Sustainability for Kraft Foods Inc. until 2012 and in that role led the development of Kraft’s health & wellness and sustainability strategies and plans for the company, including marketing, product development, technology, alliances and acquisitions. Prior to being named President, Health & Wellness in 2010, she was the President of the Cheese and Dairy business unit of Kraft. From 2006 to 2008 she served as the President of the Grocery business unit of Kraft and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan is a director of Ingredion Incorporated, where she is chair of the compensation committee, and the private companies Bush Brothers & Company and G&L Holdings. Ms. Jordan’s management and operations experience within a large, global corporation gives her an important strategic voice in Board deliberations, and her knowledge and decision making with respect to business unit development and sustainable top-line performance makes her a valued member of our Board.

LIAM J. KELLY
Age 54 Director since: 2020 INDEPENDENT Committees: • Nominating and Corporate Governance	Liam J. Kelly has served as a director of the Company since January 1, 2020. Mr. Kelly has served as the Chairman, President and Chief Executive Officer of Teleflex Incorporated, a global provider of medical technology products, since May 1, 2020. Prior to that Mr. Kelly held the office of President and Chief Executive Officer since January 1, 2018. Since joining Teleflex in 2009, Mr. Kelly has held a variety of senior leadership roles. From May 2016 to December 2017, Mr. Kelly served as Teleflex’s President and Chief Operating Officer and from April 2015 to April 2016, he served as Executive Vice President and Chief Operating Officer. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009. As a result of his significant experience in the medical technology industry, Mr. Kelly brings a valuable perspective to our Board, particularly in light of our acquisition of DJO.

PHILIP A. OKALA
Age 52 Director since: 2021 INDEPENDENT Committees: • Compensation	Philip A. Okala has served as a director of the Company since February 22, 2021. Mr. Okala has served as the Chief Operating Officer of the University of Pennsylvania Health Systems, a network of leading hospitals and associated care facilities serving Philadelphia County and the surrounding area, since 2017. Prior to this role, Mr. Okala held various positions with Penn Medicine since 2007, including serving as Senior Vice President for Business Development from 2013 to 2017. Before joining Penn Medicine, Mr. Okala held various positions with other healthcare organizations including System Vice President of the Cancer Service Line at Geisinger Health System, Vice President for Clinical Strategic Planning at Roswell Park Cancer Institute and management positions at the University of Texas MD Anderson Cancer Center. He is a Fellow in the American College of Healthcare Executives (FACHE) and currently serves on the boards of the Hospital and Healthsystem Association of Pennsylvania, Holy Child School at Rosemont and Vizient Mid-Atlantic Region. Mr. Okala’s experience as a hospital executive who has led major health system initiatives for strategic marketing positioning, overseen the expansion of clinical service lines and facilitated the growth of the Penn Medicine health system, including through successful mergers and strategic alliances, brings an important perspective to our Board.

A. CLAYTON PERFALL
Age 62 Director since: 2010 INDEPENDENT Committees: • Audit (Chair)	A. Clayton Perfall has served as a director of the Company since September 21, 2010. He is currently an Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the Healthcare, Technology, Business Services and Industrial services sectors. He previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services, from 2008 through 2013. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the board of directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the board of directors of the private company Distinct Holdings Group, LLC and previously served on the boards of directors of Comstock Holding Companies, Inc. from 2004 to 2018, Tailwind Premier Holdings, LLC from 2015 until 2019, Archway Marketing Services, Inc. from 2008 until 2013, RT Acquisition Corp. from 2012 until 2015 and inVentiv Health, Inc. from 1999 to 2010. He served as the audit committee chairman for Comstock Holding Companies, Inc. and InVentiv Health during his time on those boards. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company Chief Financial Officer, combined with his substantial executive leadership background, are assets to both our Board and our Audit Committee.

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DIDIER TEIRLINCK
Age 64 Director since: 2017 INDEPENDENT Committees: • Audit	Didier Teirlinck has served as a director of the Company since September 18, 2017. He retired from Ingersoll Rand, a diversified industrial manufacturing company, in September 2018. He has been a strategic advisor to the CEO of Ingersoll Rand since 2017, and previously served from November 2013 as executive vice president for Ingersoll Rand’s Climate segment, overseeing climate businesses around the world and enhancing competitive position and market share. After joining Ingersoll Rand in 2005, Mr. Teirlinck served as president of Climate Control in Europe before becoming President of the global Climate Solutions sector in 2009. Before joining Ingersoll Rand, he was President of Volvo Construction Equipment’s Compact Business Line worldwide and was previously general manager of DANISCO Flexible Group for southern Europe. Mr. Teirlinck’s international operating history and wealth of knowledge in the climate sector brings key geographic and market experience to our Board.

RAJIV VINNAKOTA
Age 50 Director since: 2008 INDEPENDENT Committees: • Nominating and Corporate Governance • Compensation	Rajiv Vinnakota has served as a director of the Company since May 13, 2008. Since July 2019, he has served as President of the Institute for Citizens & Scholars (formerly the Woodrow Wilson National Fellowship Foundation), a 75 year-old non-profit organization that has played a significant role in shaping higher education. With an expanded mission, Citizens & Scholars is now rebuilding how we develop citizens in our country. From 2015 to September 2018 he was an Executive Vice-President at the Aspen Institute, leading a division focused on youth and engagement. Prior to this role, Mr. Vinnakota was the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he served from 1997 to 2015. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University board of directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

SHARON WIENBAR
Age 59 Director since: 2016 INDEPENDENT Committees: • Compensation	Sharon Wienbar has served as a director of the Company since June 15, 2016. She was previously with Scale Venture Partners, a venture capital firm, from 2001 to 2018, where she led investments in technology companies and served on the board of numerous portfolio businesses. She was also a strategy consultant to Capella Education Company after it acquired Hackbright Academy, a leading software engineering training company for women, where she was the CEO from 2015 to 2016. Ms. Wienbar currently serves on the boards of Resideo Technology, a New York Stock Exchange-listed public company, Covetrus, Inc. a Nasdaq-listed public company, and True Anthem, a privately held software provider. She previously served on other public and private boards, including the board of Everyday Health, Inc., a New York Stock Exchange-listed public company, until its acquisition in December 2016. Prior to her venture capital career, Ms. Wienbar was an executive in several software companies and a consultant at Bain & Company. Ms. Wienbar’s leadership of technology investments, deep understanding of innovation drivers, and business acumen bring an important perspective to our Board.

Vote Required

The affirmative vote of the holders of a majority of the votes cast is required for election of each director.

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

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CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be “independent” under the NYSE’s listing standards. In addition, the respective charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee require that each member of these committees be “independent” under the NYSE’s listing standards and, with respect to the Audit Committee, under the applicable SEC rules. In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2021. The Board has determined that Mr. Allender, Mr. Gayner, Ms. Jordan, Mr. Kelly, Mr. Okala, Mr. Perfall, Mr. Teirlinck, Mr. Vinnakota, and Ms. Wienbar each qualify as “independent” under the NYSE’s listing standards. In reaching a determination on these directors’ independence, the Board considered that during fiscal 2020, Mr. Kelly was the chief executive officer of Teleflex, which does business with Colfax. The amount received by Colfax or Teleflex in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Colfax’s or Teleflex’s consolidated gross revenues. In addition, the Board considered that during fiscal 2020, Mr. Okala was the chief operating officer of The University of Pennsylvania Health Systems, which does business with Colfax. The amount received by Colfax or The University of Pennsylvania Health Systems in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either Colfax’s or The University of Pennsylvania Health Systems’ consolidated gross revenues. None of the other independent directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. Mr. Allender serves as the presiding director of the independent director executive sessions and as such leads the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of seven meetings during the year ended December 31, 2020. During 2020, all of our directors attended all Board meetings and meetings of the committees of the Board on which such directors served (during the periods that he or she served). Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. Nine out of our ten directors then serving attended our annual meeting of stockholders in 2020.

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance.

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Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Mitchell P. Rales
Matthew L. Trerotola
Patrick W. Allender
Thomas S. Gayner
Rhonda L. Jordan
Liam J. Kelly
Philip A. Okala
A. Clayton Perfall
Didier Teirlinck
Rajiv Vinnakota
Sharon Wienbar
Chair
Member

Audit Committee

Our Audit Committee met 11 times during the year ended December 31, 2020. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Allender, Mr. Gayner, and Mr. Teirlinck. The Board has determined that each of Mr. Perfall and Mr. Allender qualify as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met five times during the year ended December 31, 2020. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. In making its recommendations, the committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her renomination. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, and communications with stockholders and other interested parties. The Nominating and Corporate Governance Committee is also responsible for reviewing the Company’s undertakings with respect to environmental, social, and governance matters, including the Company’s role as a corporate citizen and the Company’s policies and programs relating to health, safety and sustainability matters. The members of our Nominating and Corporate Governance Committee are Mr. Allender, Chair, Ms. Jordan, Mr. Kelly and Mr. Vinnakota. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation Committee

Our Compensation Committee met six times during the year ended December 31, 2020. The Compensation Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The members of our Compensation Committee are Ms. Jordan, Chair, Mr. Vinnakota, Ms. Wienbar and Mr. Okala, who was appointed to the Compensation Committee effective March 3, 2021. The

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Board has determined that each member of our Compensation Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards for directors and compensation committee members.

The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The Compensation Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the Compensation Committee based on these evaluations. The Compensation Committee also administers all of the Company’s management incentive compensation plans and equity-based compensation plans. The Compensation Committee makes recommendations to the Board regarding compensation of all executive officer hires, all elements of director compensation, and the adoption of certain amendments to incentive or equity-based compensation plans. The Compensation Committee also assists the Board in its oversight of risk related to the Company’s compensation policies and practices applicable to all Colfax associates. Additionally, the Compensation Committee periodically reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, inclusion, pay equity, corporate culture, talent development and retention. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the Compensation Committee’s authority and management’s role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 27.

Since April 2009, our Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the Compensation Committee and to provide competitive comparison data and for other compensation consulting services as requested by the Compensation Committee. Additional information on the nature of the information and services provided by this independent compensation consultant can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an officer or an employee of the Company or any of its subsidiaries, and no Compensation Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates and during 2020 used third-party recruiters to identify and provide background information on possible candidates. Mr. Okala was first recommended to the Nominating and Corporate Governance Committee by Mr. Kelly. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under “General Matters—Stockholder Proposals and Nominations.”

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board. Our current Chairman, Mr. Rales, is not an independent director and, as noted above in “Director Independence,” Mr. Allender serves as the presiding director for independent director executive sessions and as such leads the independent directors during these sessions.

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Board Evaluation Process

The Board and its committees conduct self-assessments annually at their February meetings. The Chair of the Nominating and Corporate Governance Committee oversees the process. The annual evaluation procedure is summarized below.

Action and Timeframe	Description
Preparation – November/December	Each director receives draft materials for the annual evaluation of (i) the Board’s performance and (ii) the performance of his or her committee(s). The materials include the Board and committee self-assessment questionnaires. In advance of the assessment, questions are revised and supplemented based on the input received from the Board members and, prior to distribution, the Chair of the Nominating and Corporate Governance Committee leads a final review in the December Board and committee meetings.
Assessment – December/January	Each director is asked to consider a list of questions to assist with the evaluation of the Board and its committees, covering topics such as Board composition, the conduct and effectiveness of meetings, quality of discussions, roles and responsibilities, quality and quantity of information provided, and other opportunities for improvement.
Review and Discussion – February	The Board and its committees receive a report summarizing the annual evaluations as well as a year-over-year comparison. The reports are distributed for consideration in advance of and discussed at the February Board meeting. The committee chairs report to the Board on their respective committee evaluations, noting any actionable items. Past evaluations have addressed a wide range of topics such as Board materials, director education and on-boarding, and allocation of meeting times.
Actionable Items and Follow-Up – Ongoing	The Board and committees address any actionable items throughout the year, including a mid-year check-in and end of year assessment against the actionable items identified in February.

Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) receives reports from and discusses with management, our internal audit team, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and enterprise risk management, including with respect to cybersecurity risks, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The Compensation Committee oversees certain risks associated with compensation policies and practices, as discussed below.

The Audit, Nominating and Corporate Governance and Compensation Committees each make full reports to the Board of Directors at each regularly scheduled meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Standards of Conduct

Corporate Governance Guidelines and Pledging

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, director orientation and continuing education, and our policy prohibiting pledging.

In February 2014, the Board amended the Corporate Governance Guidelines to prohibit any future pledging of Colfax’s common stock as security under any obligation by our directors and executive officers. The Board excepted from the policy shares of Colfax common stock that were already pledged at the time the policy was adopted, but any additional share pledges are prohibited. Pledged shares of Colfax common stock do not count toward our stock ownership requirements.

Certain shares of common stock owned by Mitchell Rales, Chairman of our Board, that were pledged at the time that the policy was adopted were grandfathered from the policy. Notwithstanding that the existing pledge was grandfathered under our policy, as part of its risk oversight function the Audit Committee of the Board reviews

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Mr. Rales’ share pledges on a quarterly basis to assess whether such pledging poses an undue risk to the Company. In evaluating Mr. Rales’ pledge of Colfax shares, the Audit Committee considered that Mr. Rales acquired these shares with his own funds in connection with founding the Company and did not receive them as compensation from Colfax; that, as a founder of Colfax and dedicated long-term stockholder, he has (as with many institutional stockholders) pledged a portion of his shares instead of selling shares for liquidity; and that Mr. Rales, as a founder or significant investor in other public companies (including Danaher Corporation and Fortive Corporation), has significant personal assets. In addition to taking into account the number of shares and percentage of outstanding shares pledged, the Audit Committee has also considered the degree of overcollateralization (the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), as the Committee believes this is a key factor in assessing the degree of risk posed by the pledging arrangements. Based on its evaluation, the Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company. The Audit Committee will continue to periodically review the shares pledged as part of its risk oversight function.

Code of Business Conduct and Ethics

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which was updated in 2019, that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code of Ethics and investigations thereof. If the Board grants any waivers from our Code of Ethics to any of our directors or executive officers, or if we amend our Code of Ethics, we will, if required, disclose these matters through our website within four business days following such waiver or amendment.

Policies on Insider Trading, Hedging and Stock Ownership

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management.

Where to Find Our Key Governance Policies

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a “related person” has a direct or indirect material interest. “Related persons” include the Company’s directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

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Related Person Transactions

Set forth below is a summary of certain transactions since January 1, 2020 in which (i) the Company was or is a participant, (ii) any of our directors, executive officers, beneficial owners of more than 5% of our common stock, or the immediate family members of any of the foregoing had or will have a direct or indirect material interest and (iii) the amount involved exceeds or will exceed $120,000:

Transactions with Fortive Corporation

Certain of our subsidiaries purchase products from and sell products to Fortive Corporation (“Fortive”) from time to time in the ordinary course of business and on an arms’-length basis. Such transactions are pre-approved under our Policy Regarding Related Person Transactions. In 2020, our subsidiaries purchased approximately $150,437 of products from Fortive, which is less than 0.01% of our, and of Fortive’s, gross revenues for 2020. Our subsidiaries intend to purchase products from and sell products to Fortive in the future in the ordinary course of their businesses and on an arms’-length basis. Mitchell P. Rales and Steven M. Rales are each members of Fortive’s Board of Directors, and both are the beneficial owners of at least 5% of Fortive’s outstanding common stock and our outstanding common stock.

Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Colfax Corporation

420 National Business Parkway, 5th Floor

Annapolis Junction, Maryland 20701

Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) requires that any stockholder communication to members of the Board prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

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DIRECTOR COMPENSATION

Our Board, at the recommendation of our Compensation Committee, sets the compensation program for non-employee directors. The Compensation Committee reviews this program on an episodic basis and recommends director compensation levels based on its evaluation of competitive levels for director compensation, utilizing data drawn from our current list of peer companies and its reasoned business judgment. See “Role of Compensation Consultants and Peer Data Review” on page 36. The compensation program was last revised in 2019.

Our non-employee Board members receive the following:

■	an annual cash retainer of $85,000;
■	an annual equity award valued at $130,000, calculated under the same valuation approach applied in determining our annual equity grants as described in “Compensation Discussion and Analysis—Additional Compensation Information—Equity Grant Practice,” and awarded in connection with our annual meeting of stockholders, which consists of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term;
■	a $20,000 annual retainer for service as the Chair of our Audit Committee and a $15,000 annual retainer for service as Chair of the Compensation Committee or of the Nominating and Corporate Governance Committee; and

As part of the changes made in 2019, Directors no longer receive an initial equity grant, but instead receive a pro-rated portion of the annual equity award.

Our non-executive Chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the annual equity award described above.

The Board has also approved a stock ownership policy for our directors. Each director is required to own shares of our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) with a value equal to five times the annual cash retainer within five years of joining the Board. All of our directors except for Mr. Kelly, who was appointed during 2020, and Mr. Okala, who was appointed in February 2021, have achieved these ownership targets as of the date of this Proxy Statement.

Further, our Board has adopted a policy prohibiting any director (or executive officer) from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014), and providing that pledged shares of Colfax common stock do not count toward our stock ownership requirements.

The Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units (“DSUs”) in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof) at the dividend payment date.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

In light of the impact of the COVID-19 pandemic on our business in 2020, the Compensation Committee recommended, and our Board approved, a 20% reduction to directors’ retainer fees during the second quarter of 2020 and a 10% reduction to directors’ retainer fees in the third quarter of 2020 for all Board members. The Compensation Committee recommended, and the Board approved, a reinstatement to 100% of the directors’ retainer fees during the fourth quarter of 2020. The impact of such reductions is reflected in the table below.

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The following table sets forth information regarding compensation paid to our non-employee directors during 2020:

DIRECTOR COMPENSATION FOR 2020

	Fees Earned or		Stock		Option
	Paid in Cash		Awards		Awards		Total
Name(1)	($)		($)	(3)	($)	(5)	($)
Mitchell P. Rales	1		—		—		1
Patrick W. Allender	92,500	(2)	65,009	(4)	65,007		222,516
Thomas S. Gayner	78,625	(2)	65,009	(4)	65,007		208,641
Rhonda L. Jordan	92,500		65,009	(4)	65,007		222,516
Liam J. Kelly	78,625		89,514		89,512		257,651
A. Clayton Perfall	97,125	(2)	65,009	(4)	65,007		227,141
Didier Teirlinck	78,625	(2)	65,009	(4)	65,007		208,641
Rajiv Vinnakota	78,625		65,009		65,007		208,641
Sharon Wienbar	78,625	(2)	65,009	(4)	65,007		208,641

(1)	Mr. Okala was appointed to our Board on February 21, 2021. Accordingly, he did not receive any compensation for 2020.

(2)	Messrs. Allender, Gayner, Perfall and Teirlinck and Ms. Wienbar elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after termination of service from the Board, based upon a schedule elected by the director in advance. During 2020, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender— 3,352, Mr. Gayner— 2,850, Mr. Perfall— 3,520, Mr. Teirlinck— 2,850 and Ms. Wienbar— 2,850. DSUs received for these cash retainers are considered “vested” and thus are not reflected in the table below.

(3)	Amounts shown in the “Stock Awards” column represent the grant date fair value for stock awards granted to each director during 2020, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”). See Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2021. The amounts reflect the grant date fair value of the 2020 annual grant of 2,568 restricted stock units made to each director in connection with the 2020 annual meeting of stockholders, which vest in full on May 21, 2021. For Mr. Kelly, who was appointed to our Board on January 1, 2020, the amount also reflects the grant date fair value of a grant of 692 restricted stock units in connection with a pro-rated annual grant for the period beginning with his appointment to the Board through the date of the 2020 annual meeting of stockholders which vested in full on January 2, 2021.

(4)	2,568 restricted stock units granted to each of these directors, which were awarded in connection with the 2020 annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance. These DSUs will vest in full on May 21, 2021 in accordance with the vesting schedule applicable to the underlying restricted stock units.

(5)	Amounts represent the aggregate grant date fair value for options to purchase 5,899 shares of our common stock granted to each director in connection with the 2020 annual meeting of stockholders, as computed pursuant to FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2021. The director stock options are fully vested upon grant and exercisable for a seven-year term. For Mr. Kelly, who was appointed to our Board on January 1, 2020, the amount also reflects the grant date fair value for options to purchase 1,842 shares of our common stock in connection with a pro-rated annual grant for the period beginning with his appointment to the Board through the date of the 2020 annual meeting of stockholders.

As of December 31, 2020, the aggregate number of unvested stock awards and unexercised options outstanding held by each of our non-employee directors was as follows:

Name	Restricted Stock Units	Stock Options
Mitchell P. Rales	—	—
Patrick W. Allender	2,568	31,732
Thomas S. Gayner	2,568	31,732
Rhonda L. Jordan	2,568	31,732
Liam J. Kelly	3,260	7,741
A. Clayton Perfall	2,568	31,732
Didier Teirlinck	2,568	18,139
Rajiv Vinnakota	2,568	31,732
Sharon Wienbar	2,568	22,377

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Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. Ernst & Young LLP has served as our independent auditor since its appointment in 2002. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2020 and 2019:

Fee Category (fees in thousands)	2020	2019
Audit Fees	$5,575	$7,417
Audit-Related Fees	—	1,628
Tax Fees	646	1,023
All Other Fees	4	4
TOTAL	$6,225	$10,072

Audit Fees

This category of the table above includes fees for the fiscal years ended December 31, 2020 and 2019 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits.

Audit-Related Fees

This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred for 2020. For 2019, Audit-Related Fees included fees related to services rendered in connection with audited carve-out financial statements of our Air & Gas Handling business in connection with the disposition of that business in September 2019 and services rendered in connection with the acquisition of DJO.

Tax Fees

This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2020, Tax Fees included approximately $518,459 for tax compliance and tax preparation, approximately $126,300 for tax planning and other tax services and approximately $982 for associated expenses. For 2019, Tax Fees included approximately $1,004,038 for tax compliance and tax preparation and approximately $19,000 for tax planning and other tax services.

All Other Fees

This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2020 and 2019, these included fees incurred for Ernst & Young LLP’s online accounting information tool.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm’s independence and has concluded that such services do not impair its independence.

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Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee also is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP for the audit of our financial statements. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE’s listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021.

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AUDIT COMMITTEE REPORT

The Audit Committee consists of A. Clayton Perfall, Patrick Allender, Thomas Gayner, and Didier Teirlinck, who are all non-management directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2020, the Audit Committee held 11 meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which it annually reviews. The charter, which complies with all current regulatory requirements, is available on the Company’s website at www.colfaxcorp.com on the Investors page under the Corporate Governance tab. During 2020, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s finance team. Additionally, the Audit Committee has separate private sessions, during its regularly scheduled meetings, with the Company’s independent registered public accounting firm and head of internal audit, respectively. The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm, their evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm each year and determines whether to reengage the current independent registered accounting firm or consider other independent registered accounting firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered accounting firm, the firm’s global capabilities, and the firm’s technical expertise, tenure as the Company’s independent registered accounting firm and knowledge of the Company’s global operations and businesses. In connection with the applicable audit partner rotation requirements, the Audit Committee also is involved in considering the selection of the auditors’ lead engagement partner when rotation is required. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2021. The Audit Committee reviews with the independent registered accounting firm and management the overall audit scope and plans, as well as the results of internal and external audit examinations and evaluations by management and the independent registered accounting firm of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the Board ask stockholders, at the Company’s annual meeting, to ratify the appointment of the independent registered accounting firm (see Proposal 2 beginning on page 24).

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020 with management and with the Company’s independent registered public accounting firm, including a discussion of the quality and suitability of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee are apprised of certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accounting firm, which is engaged to review the quarterly consolidated financial statements of the Company, and audit and report on the annual consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting as of the Company’s year-end.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2020 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair
Patrick Allender
Thomas Gayner
Didier Teirlinck

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2020 should be read together with the compensation tables and related disclosures set forth under the section heading “Executive Compensation.”

Executive Summary

Named Executive Officers

The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2020. Our named executive officers (“NEOs”) for 2020 are:

Name	Title
Matthew Trerotola	President and Chief Executive Officer
Christopher Hix	EVP, Finance, Chief Financial Officer
Daniel Pryor	EVP, Strategy and Business Development
Shyam Kambeyanda	Chief Executive Officer of ESAB
Brady Shirley	Chief Executive Officer of DJO

Our Compensation Philosophy and Guiding Principles

Our executive compensation approach links compensation to Company and individual performance while aligning the long-term interests of management and stockholders. We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe that our compensation programs motivate performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Utilizing this philosophy, our executive compensation program has been designed to:

Link rewards to performance and foster a team-based approach	Each executive has clear performance expectations and must contribute to our overall success rather than solely to objectives within his or her primary area of responsibility.
Align the performance responsibilities of executives with the long-term interests of stockholders	Our program emphasizes long-term stockholder value creation by using predominantly stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk-taking behaviors that could negatively affect long-term results.
Provide transparency through simplicity of design and practices	We provide three main elements in our compensation program–base salary, annual incentive cash bonuses, and long-term incentives–with an appropriate blend of purposes and incentives linked to easily understood objectives, as described further on page 29.

Fiscal 2020 Pay for Performance Alignment and Compensation Overview

Fiscal 2020 was a year unlike any other that we have ever experienced. Having completed a transformational portfolio shift in 2019 with our acquisition of DJO and the divestiture of our Air & Gas Handling business, we entered 2020 with significant momentum and prepared to execute on our strategic plans to drive profitable growth across both of our business platforms. Our Medical Technology and Fabrication Technology segments both delivered strong operating performance in the first quarter of 2020 until mid-March, when the impacts of the COVID-19 pandemic drastically reduced economic activity across the world.

Our leadership teams quickly adapted to implement COVID-19 safety protocols as the safety of our associates is our top priority. We mandated, supported or encouraged remote work wherever possible, and implemented restrictions on non-essential travel. We followed CDC, WHO and other applicable government guidelines at our sites to protect essential workers. These measures included the provision of personal protective equipment; daily wellness checks utilizing infrared thermometers, thermal cameras and self-monitoring; social distancing, supported by signage and visual cues; enhanced cleaning and disinfecting routines; and quarantine and

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contact tracing protocols. When needed, we provided assistance and guidance to family members in the same household as our associates. We also established a robust communications and feedback plan, led by our executive COVID-19 response team, whose efforts included daily, weekly and bi-weekly safety calls, site communications, employee surveys and town halls.

Colfax businesses were and remain key contributors to the global battle against COVID-19. We redeployed resources and retrofitted certain facilities to produce masks and supply hand sanitizer. In addition, we expanded our offerings of telehealth solutions for healthcare providers and ramped up manufacturing of products such as GCE medical gas controls and Venaflow compression devices used on the front lines to treat COVID-19 patients.

We also quickly and thoughtfully flexed down our costs and other spending to protect our financial strength and mitigate the impacts of the pandemic on our revenues. These actions included, among other things, voluntary pay reductions by our NEOs and directors. At the same time, we protected critical investments in innovation and new product development, including key surgical, bracing and connected medicine product launches across our DJO business, and additional investments in enhanced digital solutions at our ESAB business, such as our WeldCloud Notes document management software. Notwithstanding the challenges of the COVID-19 pandemic, we introduced 112 new products in 2020.

As business activity began to stabilize in the second half of 2020, we resumed our pursuit of strategic bolt-on acquisitions and technology investments, completing a series of acquisitions that included the STAR total ankle replacement business and LiteCure, LLC, a market leader in therapeutic laser technology for human and animal health.

Despite unprecedented and challenging conditions, we finished the fourth quarter of 2020 with strong sequential revenue, earnings and cash flow growth, demonstrating our effective operating execution. We believe that we exited 2020 and are entering 2021 with a clear path for strong growth in operating results and accelerating momentum.

Our NEOs, as well as the rest of our executive management team and our associates worldwide, worked together to overcome the challenges of a global crisis while remaining focused on our priorities: protecting the health and safety of our associates; serving our customers and patients; and keeping our Company financially healthy for the future. Our business results reflect these efforts. The dedication, commitment and focus of our team under tremendous pressure this year is truly remarkable and worthy of extra recognition. And while we believe the efforts and accomplishments of our NEOs this year would justify a payout in excess of their target bonus for 2020, management has recommended, and the Compensation Committee has agreed, to award an overall Company performance factor under our Annual Incentive Plan (“AIP”) of 75% to Messrs. Trerotola, Hix, Pryor and Kambeyanda, and 72.2% to Mr. Shirley.

Further, the Compensation Committee took the following actions during 2020:

■	No base salary increases and voluntary reductions. Due to concerns about the potential effects of COVID-19 on the business, no base salary increases were provided to the CEO or other NEOs in 2020. In light of the impact of COVID-19 on our business, the CEO and other NEOs voluntarily took a 20% reduction to their base salaries during the second quarter and a 10% reduction to their base salaries during the third quarter of 2020. Their base salaries were returned to 100% at the beginning of the fourth quarter of 2020.

■	Continued focus on long-term performance. Each of Messrs. Trerotola, Hix, Kambeyanda and Pryor’s annual equity awards consisted of (i) 50% PRSUs that cliff vest in three years based on relative TSR performance over a three-year performance period, (ii) 25% RSUs that vest in equal installments over a three-year period following their grant date, and (iii) 25% stock options that vest in equal installments over a three-year period following their grant date. Mr. Shirley’s annual equity awards consisted of 50% PRSUs and 50% RSUs.

■	Change in Control Agreements. On the recommendation of the Compensation Committee, the Board approved a form of change in control agreement for executive officers. Messrs. Hix, Kambeyanda, Shirley and Pryor each entered into a change in control agreement on October 27, 2020 (the “Change in Control Agreements”). Mr. Trerotola did not enter into a change in control agreement with the Company, as his current Executive Employment Agreement, which has a current term that runs through July 24, 2021, addresses any potential change in control.

2020 Say-On-Pay Vote

At our 2020 Annual Meeting, approximately 98% of the stockholder votes cast on our advisory proposal to approve the compensation of our NEOs were voted in favor of our executive compensation proposal. Our Compensation Committee considered the outcome of this vote in the context of our prior and on-going engagement with stockholders and accordingly did not make any additional changes to our executive compensation policies and program elements. The Compensation Committee has determined to provide for an annual “say-on-pay” proposal and will continue to carefully evaluate the feedback received from our stockholders in connection with the voting on that proposal.

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Our Executive Compensation Program

Our executive compensation program includes elements designed to align executive pay with Company objectives and long-term stockholder returns, including the PRSU grants entirely based on relative Total Shareholder Return as discussed above.

For 2020, the Compensation Committee established the following target compensation program for our CEO:

2020 CEO Incentive Compensation Structure

87% of CEO compensation “at risk” and aligned with company and shareholder success

With respect to our other NEOs, for 2020, the Compensation Committee established the following target compensation program:

2020 Incentive Compensation Structure for Other NEOs (Average)

79% of compensation for other NEOs “at risk” and aligned with company and shareholder success

Our 2020 executive compensation structure consists of three core compensation elements–base salary, an annual cash bonus, and long-term incentives. The Compensation Committee reviewed each element individually while also considering the total compensation package provided to create an appropriate mix designed to attract, incentivize, and retain our executives. The following table summarizes the core elements of our 2020 executive compensation program:

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Element of Compensation	Purpose/Description	Form/Timing of Payout
Base Salary	Established at a competitive level to attract and retain our executive talent. Provides a base level of compensation that is not at risk to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities.	Paid in cash throughout the year.
Annual Incentive Plan (“AIP”)	Variable compensation that rewards our executive officers for achievement of critical annual operational and financial performance goals by the Company and, if applicable, respective business units, and recognizes the executive’s individual performance during the year.	Paid in cash after the year has ended and performance has been measured. See page 32 for further detail.
Long-Term Incentive Plan	Variable compensation that aligns the rewards of executives with the interests of stockholders to encourage actions and long-term prioritization that we believe will increase stockholder value by generating sustained and superior operational and financial performance over an extended period of time.	See page 34 for further detail.

Leading Compensation Practices

The framework of our executive compensation program includes the governance features and other specific elements discussed below:

What we do	What we don’t do
Pay for performance focus – Our AIP compensation is linked to pre-established financial and operational goals that are intended to drive performance over the annual performance plan period. Options, RSUs and PRSUs are linked with longer-term performance, our stock price, and, for PRSUs, relative TSR performance, which we believe incentivizes long-term Company success and stockholder value creation.	No gross-up payments to cover excise taxes or perquisites – We do not provide tax gross-ups to our executives in connection with severance benefits or executive perquisites other than relocation.
Varying performance metrics under short-term and longer-term incentive plans – In balancing compensation objectives linked to short-term and long-term time horizons, the Company seeks to align compensation with several performance metrics that are critical to achievement of sustained growth and stockholder value creation.	No pledging or hedging of Company stock – We prohibit our executives and directors from hedging Colfax stock and from entering into new pledge arrangements or derivative agreements using Colfax stock.
Caps on Annual Incentive Plan payouts – Executive bonus payments are capped under our AIP, as approved by our stockholders, in part to discourage excessive risk taking. The Compensation Committee is prohibited from increasing the results with respect to each financial and operational performance metric once established, but retains the discretion to reduce or eliminate compensation under our AIP even if performance goals are attained.	No repricing or buyout of underwater stock options – We do not permit the repricing of underwater stock options without the express approval of our stockholders.
Double trigger provisions for change in control – Severance payable upon a change in control is only received upon executive’s employment termination without cause or resignation for good reason within two years following, or the three months preceding, the change in control. This approach is commonly referred to as “double trigger.”	No excessive change in control payments – No severance upon a change in control in excess of two times salary and target bonus.
Clawback Policy and Insider Trading Policy – We have a comprehensive compensation clawback policy that is triggered by a material restatement of the Company’s financial statements and applies to all of our executive officers, and enforce a strict insider trading policy and blackout periods for executives and directors.	No short-term vesting – We do not award any long-term incentives with a vesting period shorter than one year.
Stock Ownership Policy – We have a robust stock ownership policy to further align the long-term financial interests of Company executives with those of our stockholders.	No compensation programs or policies that reward for material or excessive risk taking – We annually review the Company’s compensation policies and practices in relation to our risk management practices and any potential risk-taking incentives. Our most recent assessment concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Independent Compensation Committee and Consultant – Our Compensation Committee is comprised solely of independent directors. The compensation consultant to the Compensation Committee during 2020, FW Cook (i) is, based on the Compensation Committee’s assessment, independent and without any conflicts of interest with the Company and (ii) has never provided any services to the Company other than the compensation-related services provided to the Compensation Committee. See page 37 for further details.	No pension plan – We do not maintain a defined benefit pension plan for any senior executives.

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Determination of Executive Compensation and Performance Criteria

Our executive compensation program is based on the philosophy and design outlined above with a focus on exceptional performance and continuous improvement from our management team. Within this framework, the Compensation Committee exercises its reasoned business judgment in making executive compensation decisions and takes into account recommendations by our Chief Executive Officer with respect to the compensation of each executive officer, other than himself (see “CEO Recommendations” on page 36). Some of the factors that generally are referenced when making executive compensation decisions, none of which is assigned a particular weight, are as follows:

■	The nature of the executive’s position
■	The Compensation Committee’s assessment of pay levels and practices for executives with the skills and experience our executives possess (see “Role of Compensation Consultants and Peer Data Review” on page 36)
■	The experience and performance record of the executive
■	The Company’s operational and financial performance
■	The executive’s leadership potential
■	The retention value of our compensation program over time

Further, a substantial percentage of compensation under our Annual Incentive Plan is determined solely by the achievement of annual performance criteria based on Board-approved financial and operational goals for the fiscal year. These goals are then incorporated into the metrics set for our Annual Incentive Plan and approved by the Compensation Committee, as further discussed under “Bonus Calculation and Payment - Financial and Operational Metrics and 2020 Performance Results” on page 32. We believe that this link to our Board-established corporate and business goals reinforces alignment and incents breakthrough results both at the business-unit level and Company-wide.

Elements of Our 2020 Executive Compensation Program

Base Salary

Base salaries are designed to provide compensation that is market competitive so that we can attract the best qualified individuals and retain our senior management. Base salaries are established at an executive’s hire and generally reviewed annually for potential increases. In February 2020, the Compensation Committee set the salary levels for each of our NEOs based on the Compensation Committee’s assessment of the relative roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from competitive compensation data prepared by FW Cook and the Compensation Committee’s reasoned business judgment. Because of concerns about the potential effects of COVID-19 to the business, none of the executives were provided with a base salary increase in 2020. In addition, as noted above, in light of the impact of COVID-19 on our business, our CEO and other NEOs voluntarily took a 20% reduction to their base salaries during the second quarter of 2020 and a 10% reduction to their base salaries during the third quarter of 2020. Accordingly, the base salary levels set forth below are higher than the actual base salaries received by our NEOs in 2020, as reflected in the Summary Compensation Table. A comparison of base salary levels as of December 31, 2020 and 2019 is set forth below:

Named Executive Officer	2019 Annual Base Salary	2020 Annual Base Salary*	Percentage Increase
Mr. Trerotola	$1,077,000	$1,077,000	—
Mr. Hix	$650,000	$650,000	—
Mr. Pryor	$565,000	$565,000	—
Mr. Kambeyanda	$625,000	$625,000	—
Mr. Shirley	$850,000	$850,000	—

*	2020 Annual Salary does not reflect the voluntary reductions of 20% for Q2 and 10% in Q3. See the Summary Compensation Table for the actual salary received for each executive in 2020.

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Annual Incentive Plan

The goal of our AIP is to reward our executives for achievement in key areas of Company operational and financial performance as well as each executive’s individual contributions to Company success. Our NEOs are eligible to receive a cash incentive payment that is expressed as a percentage of the executive’s base salary (i.e., “target bonus”) under our Annual Incentive Plan. Performance measures include corporate and individual performance against pre-determined financial and operational metrics approved by the Compensation Committee at the beginning of the fiscal year.

These performance metrics established by the Compensation Committee for business leaders reflect both Company-wide and business-specific performance targets resulting in a company performance factor (“CPF”). The CPF for Messrs. Kambeyanda and Shirley is a weighted average consisting of 70% segment performance and 30% Colfax corporate performance. The amount payable under the AIP can be adjusted upward or downward based on the individual performance factor (“IPF”), which is linked to specific, individualized business goals. Actual bonus amounts are determined following completion of the performance year and are based on performance relative to these pre-established business and individual goals using the following formulas:

Executives can achieve a payout percentage of their target bonus ranging from zero for below-threshold performance to a threshold of 50% to a maximum of 200%, with 100% target goal achievement resulting in 100% payout of the individual’s target bonus for that performance metric, based on the extent to which objective pre-established financial and operational performance goals are achieved.

The total amount earned is subject to adjustment based on individual achievement as measured by an IPF. The IPF is a multiplier that ranges from 0 to 1.5 (subject to an overall payout cap of 250% of the target bonus). For 2020, due to impacts of COVID-19, the IPFs for our NEOs were recommended by management not to exceed 1.0. The IPF rating is based on individual performance against pre-established objectives and the embodiment of our Company’s core values and behaviors. The IPF and key performance indicators include both financial and non-financial Company objectives over which the executive has primary control.

Detail regarding the individual components of these formulas for fiscal year 2020, including a calculation of the payout percentages and description of the IPF component, follows below.

Key Executive Team Achievements

■	Continued improvements in safety performance, despite the challenges of COVID-19, including a reduction in total recordable incident rate by more than 30%

■	Exemplary leadership and crisis management in responding to the COVID-19 pandemic, prioritizing the health and safety of our associates while ensuring continuity of supply to our customers

■	Successfully and aggressively flexed costs in order to keep the Company financially strong and healthy during the height of the pandemic, while protecting key strategic investments

■	Excellent cash flow management, which included efforts that ensured that the Company stayed cash flow-positive during a difficult second quarter, and resulted in strong cash conversion for the second half of 2020

■	Delivered strong sequential revenue and profit growth in the third and fourth quarter as markets began to recover

■	Fabrication Technology segment continued to outperform peers, even in a market impacted by COVID-19

■	Continued focus on innovation, resulting in the introduction of 112 new products into the market, as well as increased market penetration in the digital space in both of our businesses, with a 90% increase in the number of devices connected to our ESAB WeldCloud solution and 900 new accounts at our DJO business, where we are now servicing 2.5 million patient agreements through MotionMD

■	Completed five strategic acquisitions and three other investments in our Medical Technology platform, building out our portfolio and moving into the fast growing foot and ankle segment

■	Strengthened DJO management team to provide a solid foundation for growth, significantly improved associate engagement and enhanced diversity, equity and inclusion programs

Bonus Calculation and Payment – Financial and Operational Metrics and 2020 Performance Results

For corporate executives, in 2020 we utilized financial targets based on net sales (as adjusted), adjusted EBITA, cash conversion, and adjusted EPS for the Company performance factors (“CPF”). The targets were based upon Board-approved operational and financial goals for 2020, and represented significant progress in each category toward the achievement of the Company’s long-term growth objectives and aligned with the Board-approved corporate budget.

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Through the first quarter of 2020, the Company was on track to achieve above-target performance based on these metrics. However, the impacts of the COVID-19 pandemic began to affect our businesses during the last two weeks of March 2020. These impacts continued and intensified during the second quarter of 2020, as worldwide economic activity sharply decreased and government-ordered shutdowns, delays or cancellations in elective surgical procedures and the cessation of organized sporting events, among other things, had a significant negative impact on our financial performance.

Based on the extraordinary and unforeseen impacts of the COVID-19 pandemic, which had not been contemplated when the original financial targets for 2020 were established, the Compensation Committee determined that it was necessary and appropriate to re-evaluate the financial targets to be used to determine the CPF. The Compensation Committee approved a modified approach, whereby performance would be separately evaluated for the first quarter, second quarter, and the second half of 2020. In approving such an approach, the Compensation Committee took into consideration the extraordinary efforts required of our teams in order to keep our associates safe and preserve business continuity, while at the same time continuing to execute on our strategic goals and objectives. Management exceeded the modified goals and, as a result, were awarded a payout opportunity as described below.

For the first quarter of 2020, during which the Company’s performance, as previously noted, was tracking above target, the Compensation Committee determined that the Company had achieved 100% of target performance. Accordingly, for the first quarter of 2020, a CPF of 25% was earned (100% x ¼ of the year).

For the second quarter of 2020, the Compensation Committee determined that the Company would have achieved 0% of target performance based on the original metrics, resulting in a CPF of 0%.

For the second half of 2020, the Compensation Committee approved the use of adjusted EPS as a single metric across our businesses. The adjusted EPS metric was based on the Compensation Committee’s assessment of the Company’s performance goals and expected recovery from the impacts of the pandemic in the second half of 2020. Based on the Company’s results for the second half of 2020, the Compensation Committee determined that the Company had achieved 115% of the target adjusted EPS goal for such period, resulting in a CPF of 57.5% for the second half of 2020 (115% x ½ of the year); however, management recommended, and the Committee approved a CPF of 50% for such period. Accordingly, the total CPF for the year was 75% of target.

The following table sets forth the financial performance measures, the actual performance of the Company and resulting CPF for 2020:

Period	% of Target Bonus Opportunity Attributable to Period	Financial Targets Utilized* and Target/Threshold/Maximum Goals	Performance Achieved	CPF for Measurement Period	Total CPF Achieved
Q1 2020	25%	Corporate – (Annual Target) ■ Net Sales (as adjusted): $3.56 billion ■ Adjusted EBITA: $507 million ■ Cash Conversion: 83% ■ Adjusted EPS: $2.18 ESAB/DJO (Annual Target) ■ Net Sales (as adjusted): ESAB: $2.26 billion; DJO: $1.30 billion ■ Adjusted EBITA: ESAB: $351.6 million: DJO: $221.6 million ■ Cash Conversion: ESAB: 90%; DJO: 85%	Q1 performance above target for all metrics on an annualized basis for Corporate, DJO and ESAB	100%	25% (100% of 25%)
Q2 2020	25%	Same as Q1	Q2 performance below target for all metrics on an annualized basis for Corporate, DJO and ESAB	0%	0% (0% of 25%)
H2 2020	50%	Adjusted EPS ■ Threshold (50% of target attributable to period): $0.75 ■ Target (100% of target attributable to period): $0.85 ■ Max (125% of target attributable to period): $0.95	$0.91	115% (however, as noted above, management recommended, and Compensation Committee approved, a CPF of 100% for H2 2020)	50% (100% of 50%)

*	For purposes of calculating CPF, the Company used the following definitions:

■	Net sales measured by U.S. GAAP sales excluding any sales from unbudgeted 2020 acquisitions, compared to 2020 budgeted sales at actual foreign exchange rates.

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■	Adjusted EBITA is U.S. GAAP net income from continuing operations plus net interest expense, income taxes and acquisition-related amortization and inventory step-up charges, adjusted for business unit entities divested in 2020 including related gain/loss on disposition, restructuring costs per Company policy, non-cash asset impairments including goodwill and intangibles, unbudgeted acquisition and divestiture costs, foreign currency exchange gains or losses arising from initial recognition of a highly inflationary currency, pension curtailment costs, effects from changes in U.S. GAAP or similar unplanned material tax or regulatory changes, the after-tax impact of discontinued operations, early extinguishment of debt costs, or other unplanned or nonrecurring items that the Compensation Committee considers unusual and not representative of the underlying economic performance of the Company.
■	Cash Conversion is free cash flow (cash from operating activities less capital expenditures plus proceeds from asset sales) divided by adjusted net income from continuing operations. ESAB and DJO use Modified Cash Conversion which excludes income taxes, interest expenses and defined benefit plan costs and funding.
■	Adjusted EPS is defined as U.S. GAAP net income adjusted for business unit entities divested in 2020 including related gain/loss on disposition, restructuring costs per Company policy, non-cash asset impairments including goodwill and intangibles, unbudgeted acquisition and divestiture costs, foreign currency exchange gains or losses arising from initial recognition of a highly inflationary currency, pension curtailment costs, effects from changes in U.S. GAAP or similar unplanned material tax or regulatory changes, the after-tax impact of discontinued operations, early extinguishment of debt costs, or other unplanned or nonrecurring items that the Compensation Committee considers unusual and not representative of the underlying economic performance of the Company, divided by the weighted average of diluted shares outstanding.

For Messrs. Kambeyanda and Shirley, Colfax corporate measures constituted 30% of the potential payout factor with their business unit goals consisting of 70% of the total target. These weightings are intended to drive accountability for business operational results while also encouraging thoughtful work and cooperation across the organization. Based on overall business performance for their business units during the second half of 2020, Mr. Kambeyanda achieved an overall CPF of 75% and Mr. Shirley achieved a CPF of 72.2%.

Bonuses for each of our NEOs, as calculated pursuant to the foregoing calculations, are set forth in the following table. These bonuses are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below on page 40.

NEO	Base Salary		Target Bonus Percentage		Target Bonus		CPF	Bonus before IPF application	Individual Performance Factor (IPF)		Executive Bonus Payment
Mr. Trerotola	$1,077,000	X	125%	=	$1,346,250	X	75%	1,009,690	100%	=	$1,009,690
Mr. Hix	$ 650,000	X	80%	=	$ 520,000	X	75%	390,000	100%	=	$ 390,000
Mr. Pryor	$ 565,000	X	80%	=	$ 452,000	X	75%	339,000	100%	=	$ 339,000
Mr. Kambeyanda*	$ 625,000	X	80%	=	$ 500,000	X	75%	375,000	100%	=	$ 375,000
Mr. Shirley*	$ 850,000	X	100%	=	$ 850,000	X	72.2%	613,700	100%	=	$ 613,700

*	The business payout percentage is a weighted average consisting of 70% business segment and 30% Colfax corporate.

Bonus Calculation – Individual Performance Factor

In addition to the target bonus percentages and financial and operational metrics discussed above, the third and final factor under our AIP is the IPF, as described above. The individual performance factors for each executive were determined after evaluating each NEO’s performance, including the collective achievements detailed on page 32 above. For 2020, IPFs for our NEOs were held at 1.0.

Long-Term Incentives

The goal of our long-term incentive plan is to align the compensation of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and long-term increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. Beginning in 2020, annual equity awards generally consisted of 50% PRSUs, 25% stock options, and 25% time-vesting RSUs. The Compensation Committee believes this further aligns the long-term interests of management and stockholders and promotes increased equity ownership among our executive officers.

2020 Performance Vesting of Outstanding PRSUs

In 2017, we transitioned to using a full three-year performance period for measuring PRSUs.

In 2019, in connection with the acquisition of DJO, Mr. Shirley received an annual equity award consisting in part of DJO PRSUs.

The DJO PRSUs were subject to achieving certain adjusted EBITDA targets at DJO, measured over a two-year period. The DJO PRSUs further provided that 50% of the PRSUs may be earned (but not vest) if a specified adjusted EBITDA target was achieved during 2020. This target was not achieved during 2020 and the DJO PRSUs were not earned. As a result, none of the performance goals for the DJO PRSUs were achieved during the two-year performance period and the awards were forfeited.

In March 2021, the Compensation Committee certified the performance results of certain PRSUs granted to Messrs. Hix, Kambeyanda and Pryor in 2018. The 2018 PRSUs were subject to the Company achieving three-year improvements in adjusted operating margin and investor return performance relative to the S&P MidCap 400 Industrials Index, with each metric weighted 50% in determining the award payout. At the end of the three-year performance period, the Company performance resulted in an investor return performance payout percentage of 73.46% of target and an adjusted operating margin payout of 200.0% of target.

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Annual Grants under Omnibus Incentive Plan

On February 24, 2020, the Compensation Committee granted annual awards under the 2016 Omnibus Incentive Plan with a target aggregate value as set forth in the table below. Messrs. Trerotola, Hix, Pryor and Kambeyanda received 50% of their annual grant in the form of PRSUs, 25% in the form of RSUs and 25% in the form of stock options. Mr. Shirley received 50% of his annual grant in the form of PRSUs and 50% in the form of RSUs.

Annual Grant Recipient	Total Aggregate Value of Grant ($)
Mr. Trerotola	5,775,000
Mr. Hix	2,000,000
Mr. Pryor	1,850,000
Mr. Kambeyanda	1,500,000
Mr. Shirley	2,400,000

Stock options and RSUs vest in three equal annual installments beginning on the first anniversary of the grant date and PRSUs cliff vest at the end of the three-year measurement period to the extent of achievement of the relative TSR performance metric based on the following payout scale:

	3-Year TSR Percentile Rank*	Resulting Shares Earned (% of target)
Below Threshold	<30th	0%
Threshold	30th	50%
Target	55th	100%
Maximum	80th	200%

*	Linear interpolation between achievement points.

As shown in the table above, the target payout is subject to achieving the relative TSR performance metric at the 55th percentile, which underscores the Company’s commitment to delivering and incentivizing above-median performance and returns to stockholders.

Additional Compensation Information

Other Elements of Compensation–Non-Qualified Deferred Compensation and Perquisites

The Company does not maintain an active pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and Non-Qualified Deferred Compensation Plan. We established the Non-Qualified Deferred Compensation Plan, which provides participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code under our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Non-Qualified Deferred Compensation Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure. The Company also maintains the DJO Global Executive Deferred Compensation Plan (the “DJO Nonqualified Plan”), which was acquired in connection with the acquisition of DJO. The DJO Nonqualified Plan was frozen to new participants and future deferrals on December 31, 2019. Mr. Shirley holds an account balance in this plan.

Aside from the benefits provided to Mr. Trerotola at the time of his hire, which include (i) an automobile allowance of $20,000 per year and (ii) personal use of a private aircraft chartered by the Company and/or personal financial planning services (or any combination thereof) in an aggregate amount not to exceed $100,000 in compensation income (i.e., imputed income under tax rules) for any calendar year, we provide minimal perquisites to our executives, including up to $10,000 in financial and tax planning services for senior executives, business-related items such as relocation assistance, which may be grossed up consistent with competitive market recruitment practices, and benefits provided in non-U.S. locations in accordance with local practice.

Employment Agreements

Mr. Trerotola is party to an employment agreement with the Company. Mr. Trerotola’s employment agreement has an initial three-year term, subject to automatic one-year term extensions thereafter, unless we or Mr. Trerotola provides written notice in advance to terminate the automatic extension provision. Mr. Trerotola’s base salary may not be reduced below the amount previously in effect. In addition, Mr. Trerotola is entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 120% of his base salary then in effect. Mr. Trerotola’s agreement also provides severance benefits as well as change in control benefits only if a termination for “good reason” or other than for “cause” occurs within two years following the change in control (i.e., “double trigger” provisions).

Mr. Pryor is party to an employment agreement with the Company. Mr. Pryor’s employment agreement has an initial two-year term, subject to automatic one-year term extensions thereafter, unless

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our Board or Mr. Pryor provides written notice in advance to terminate the automatic extension provision. Mr. Pryor’s base salary may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Pryor is entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 50% of his base salary then in effect. Mr. Pryor’s agreement also provides severance benefits.

Mr. Hix’s letter agreement, entered into upon his hire, provides for severance benefits that are substantially comparable, in all material respects, to those provided for in our employment agreements.

Mr. Kambeyanda is party to a letter agreement with the Company that specifies his starting annual salary and a target bonus of at least 70% under the AIP. This agreement also provides for a transition bonus made in connection with his hire that is to be paid in installments over his first five years of employment (with $330,000 payable in each of 2017 and 2018, and $130,000 payable in each of 2019, 2020 and 2021). This letter agreement also provides that Mr. Kambeyanda is eligible for our Executive Officer Severance Plan.

Mr. Shirley is party to a service agreement with DJO, which he entered into prior to our acquisition of the DJO business in 2019 and which was assumed as part of the acquisition. The agreement provides for a four-year initial term, with automatic one-year term extensions commencing November 14, 2020, unless we or Mr. Shirley provides written notice in advance to terminate the automatic extension provision. The agreement provides that Mr. Shirley’s base salary is a specified amount and that he is entitled to such increases as determined by the Board. In addition, Mr. Shirley is entitled to receive an annual bonus of 100% of his base salary. The employment agreement also provides severance benefits, but does not provide enhanced change in control benefits.

In addition, each of our NEOs other than Mr. Trerotola is party to a change in control agreement with the Company. Under the change in control agreements, severance payable upon a change in control is only received upon the executive officer’s termination without cause or resignation for good reason within two years following, or the three months preceding, the change in control. The change in control agreements are designed to retain these executive officers and ensure their continued dedication to the Company notwithstanding a possible change in control.

Additional details regarding the material terms of these agreements are summarized under “Employment Agreements, Change in Control Agreements and Executive Officer Severance Plan” on page 43 and “Potential Payments Upon Termination or Change in Control” on page 45 and a summary of the material terms and eligibility requirements for the Executive Officer Severance Plan is provided under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Policy and Stock Holding Requirements

Our stock ownership policy further aligns the long-term financial interests of Company executives with those of our stockholders while also serving as a risk mitigation tool. Each executive at a vice president level or higher must retain at least one-half of vested equity awards, less shares withheld or sold for tax withholding obligations, until the executive has accumulated shares of our common stock or other qualifying forms of equity having the value described below. The ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	6x base salary
EVP/SVP	3x base salary
VP	1x base salary

All of the Company’s NEOs have achieved these ownership targets as of the date of this Proxy Statement.

CEO Recommendations

During 2020, Mr. Trerotola provided recommendations to the Compensation Committee with respect to the compensation levels for our executive officers, other than for himself. These recommendations were based on his assessment of the executive officer’s relative experience, overall performance, and impact on the achievement of our financial and operational goals and strategic objectives, combined with perspective from the competitive review data. While the Compensation Committee took these recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its responsibilities as set forth in the Compensation Committee Charter. As a result of the pandemic and the resulting economic downturn, management recommended, and the Compensation Committee agreed, that previously agreed upon increases would not be provided.

Role of Compensation Consultants and Peer Data Review

Our Compensation Committee also obtains perspective from competitive data reviewed by FW Cook, the independent advisor to the Compensation Committee on matters of executive compensation. The Compensation Committee annually reviews the list of peer companies previously recommended by FW Cook to confirm that such continues to reflect the peers used by financial analysts and governance advisors covering Colfax and to represent our growth trajectory, revenue, market capitalization and overall scope and nature of operations. The peer group referenced in 2020 was as follows:

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Colfax Peer Group
AMETEK, Inc.	IDEX Corporation	STERIS plc
The Cooper Companies, Inc.	ITT Inc.	Teleflex Incorporated
Crane Co.	Kennametal Inc.	The Timken Company
Dover Corporation	Lincoln Electric Holdings, Inc.	Varian Medical Systems
Flowserve Corporation	Pentair plc	Xylem Inc.
Haemonetics Corporation	Regal Beloit Corporation	Zimmer Biomet Holdings, Inc.
Hill-Rom Holdings, Inc.	Rexnord Corporation
Hubbell Incorporated	Snap-on Incorporated

Competitive review data drawn from this group was utilized by the Compensation Committee as one of many reference points to assist in its compensation decisions, and for certain NEOs, competitive review data drawn from this group was used to “benchmark” the amount of compensation paid to such NEOs.

Independence of Compensation Consultant

In March 2021, the Compensation Committee considered the independence of FW Cook in light of the SEC rules regarding conflicts of interest involving compensation consultants and NYSE listing standards regarding compensation consultant independence. The Compensation Committee requested and received a letter from FW Cook addressing conflicts of interest and independence, including specific factors enumerated in both relevant SEC rules and NYSE listing standards. The Compensation Committee discussed and considered these factors, and other factors it deemed relevant, and concluded that FW Cook is independent and that its work during 2020 did not raise any conflict of interest.

Compensation Program and Risk

As part of our continued appraisal of our compensation program, management, with oversight from the Compensation Committee, annually reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program in light of potential risks:

Compensation Program Risk Considerations

Pay Mix

■  Compensation program includes an appropriate mix of short- and long-term incentives, which mitigate the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.

■  Base salaries are set at competitive levels to promote stability and provide a component of compensation that is not at risk.

Performance Metrics and Goals

■  Distinct performance metrics are used in both our short-term (AIP) and long-term incentive plans.

■  Our Annual Incentive Plan is designed with a payout scale (including a maximum cap) that supports our pay-for-performance philosophy, as set forth on page 32.

Long-Term Incentives	■ The equity grant portion of our compensation program, combined with our stock ownership guidelines and stock holding requirements, is designed to align the long-term interests of our executives with those of our stockholders.

We have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including, but not limited to, the following:

Compensation Risk Mitigation Components

Compliance Risk Mitigation

■  Oversight of our compensation process and procedures by the Compensation Committee, each member of which has been determined by the Board to be independent under applicable SEC rules and NYSE listing standards;

■  Internal controls over our financial reporting, which are maintained by management and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee; and

■  Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our AIP and long-term incentives.

Personnel Risk Mitigation	■ Implementation of and training on Company-wide standards of conduct, as described on page 19 under “Standards of Conduct.”
Risk Mitigation Policies

■  Provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities;

■  A policy prohibiting pledging of Company shares after February 17, 2014; and

■  A clawback policy applicable to all executive officers.

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The Compensation Committee reviews with management the results of its assessment annually. Based on its most recent review, the Compensation Committee concluded that the risks arising from Company compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Additionally, the Compensation Committee also reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, inclusion, pay equity, corporate culture, talent development and retention.

Hedging Ban

Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Pledging Policy

Our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Colfax common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014). Any shares of Colfax common stock that were pledged prior to February 17, 2014 do not count toward meeting our stock ownership requirements.

Clawback Policy

The Compensation Committee has adopted a clawback policy applicable to our executive officers. Under the policy, in the event the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, the Board will review all bonus payments made, including all bonus payments under our Annual Incentive Plan, and all performance-based equity compensation that was earned or vested on the basis of having met or exceeded financial results during the three years prior to the date that the Company determines such restatement is required.

If the Board determines that such payments or the amount of awards earned/vested would have been lower had they been determined or calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such excess payments made to and/or equity awards earned by executive officers. The Board maintains discretion, to the extent permitted under applicable law, not to seek such recoupments if the Board determines, in the exercise of its fiduciary duties, that under the specific circumstances it would not be appropriate to seek to recover such amounts. The Company may effect such recoupment by requiring executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Equity Grant Practice

The Compensation Committee has the authority to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of Compensation Committee approval or on the date of a specific event, such as the date of hire or promotion, for certain executive officers. The target grant value is translated into a number of shares underlying each grant using a valuation formula that, for PRSUs and RSUs, incorporates a 20-day average closing price up to and including the grant date, to avoid the potential volatility impact of using a single-day closing price.

The Compensation Committee has delegated authority to our CEO and Chief Human Resources Officer for non-annual grants of equity awards to associates who are non-executive officers. The aggregate grant date value of such equity awards may not exceed $4,000,000 during the fiscal year period. Such awards are subject to further restrictions on individual size, and awards must be made pursuant to the terms of award agreement forms previously approved by the Board or the Compensation Committee. The effective grant date of these awards is on the first trading day on or after the date of hire or promotion for newly hired employees following review and approval by the CEO or Chief Human Resources Officer, as applicable. The Compensation Committee receives a report of any grants made pursuant to this delegated authority at each regularly scheduled meeting.

Rule 10b5-1 Trading Plans by Executive Officers

Certain of our executive officers have adopted written stock trading plans in accordance with Rule 10b5-1 under the Exchange Act and our insider trading policy. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchases or sales of our common stock. These plans are entered into during an open window period in accordance with the terms of our insider trading policy. From time to time, certain NEOs have entered into such plans (i) to sell the percentage of vested shares necessary to satisfy applicable tax withholding obligations upon the vesting and delivery of PRSUs and RSUs, or (ii) to exercise options that are approaching the end of their term.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2021 Proxy Statement and in the Company’s Annual Report on Form 10-K for 2020 by reference to the Proxy Statement.

Compensation Committee of the Board of Directors

Rhonda Jordan, Compensation Committee Chair Philip Okala Rajiv Vinnakota Sharon Wienbar

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EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compen- sation ($)(7)	Total ($)
Matthew Trerotola	2020	1,029,364	—	4,429,992	1,443,739	1,099,690	—	277,101	8,279,886
President and Chief Executive Officer	2019	1,071,346	—	2,724,996	2,724,996	1,480,600	—	428,088	8,430,026
	2018	1,049,000	—	—	—	1,676,000	—	422,927	3,147,927
Christopher Hix	2020	626,250	—	1,534,148	499,994	390,000	—	70,255	3,120,897
Executive Vice President, Finance and Chief Financial Officer	2019	591,731	—	1,999,987	999,998	476,000	—	75,644	4,149,158
	2018	570,962	—	999,987	1,000,002	640,000	—	29,260	3,240,211
Daniel Pryor	2020	544,356	—	1,419,104	462,491	339,000	—	75,644	2,840,595
Executive Vice President, Strategy and Business Development	2019	560,962	—	924,995	924,999	497,200	—	68,578	2,976,734
	2018	544,615	—	1,874,996	1,875,004	532,000	—	64,249	4,890,864
Shyam Kambeyanda	2020	575,521	130,000	1,150,592	374,996	375,000	—	24,737	2,630,846
Executive Vice President, President and CEO of ESAB	2019	544,688	130,000	1,149,998	650,001	522,720	—	58,644	3,056,051
	2018	505,000	330,000	599,992	599,999	460,000	—	96,121	2,591,112
Brady Shirley	2020	812,404	—	2,454,728	—	613,700	—	16,587	3,897,419
Chief Executive Officer of DJO	2019	719,231	—	2,499,995	500,003	702,100	—	22,027	4,443,356
(1)	In light of the impact of COVID-19 on our business, the CEO and NEOs voluntarily took a 20% reduction to their base salaries during the second quarter and a 10% reduction to their base salaries during the third quarter of 2020. Their base salaries were returned to 100% at the beginning of the fourth quarter of 2020.
(2)	For Mr. Kambeyanda, the amounts represent for 2020, 2019 and 2018 the second, third and fourth of five installment payments of his cash signing bonus.
(3)	Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 18, 2021. See “Long-Term Incentives” above on page 34. Assuming the maximum achievement of the performance goals applicable to the PRSUs, the grant date value of the PRSUs granted to the NEOs in 2020 would have been $5,906,656, $2,045,556, $1,892,164, $1,534,148 and $2,454,728 for Messrs. Trerotola, Hix, Pryor, Kambeyanda, and Shirley, respectively.
(4)	Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2021. For 2020 grants, options were valued by the Black Scholes-based option value based on the closing price of our common stock on the date of grant. The exercise price for stock option awards equals the closing price of our common stock on the date of grant. See “Long-Term Incentives” above on page 34.
(5)	Amounts represent the payouts pursuant to our Annual Incentive Plan. For a discussion of the performance metrics on which the 2020 Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see “Annual Incentive Plan” above on page 32.
(6)	Amounts set forth in this column for 2020 consist of the following:

Name	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(a)	Auto Allowance ($)(b)	Financial Services ($)(c)	Aircraft Usage ($)(d)	Supplemental Long-Term Disability Premiums ($)(e)	Group Term Life Insurance ($)(f)	($)(g)	($)	Total ($)
Mr. Trerotola	150,598	20,769	10,555	91,264	948	2,967	—	—	277,101
Mr. Hix	52,495	—	12,462	—	948	4,350	—	—	70,255
Mr. Pryor	62,494	—	10,000	—	948	2,202	—	—	75,644
Mr. Kambeyanda	17,100	—	4,500	—	948	2,139	50	—	24,737
Mr. Shirley	10,092	—	—	—	948	5,547	—	—	16,587
(a)	Amounts represent the aggregate Company match and Company contribution made by Colfax during 2020 to such NEO’s 401(k) plan account and Non-Qualified Deferred Compensation Plan account. See the Nonqualified Deferred Compensation table and accompanying narrative for additional information on the Non-Qualified Deferred Compensation Plan.
(b)	For Mr. Trerotola, amount represents an annual cash allowance for car-related expenses pursuant to his employment contract.
(c)	Amount represents amounts for financial planning services as reimbursed by the Company during 2020. For Messrs. Trerotola and Hix, amounts include the Company’s reimbursement in 2020 of $555 and $2,462, respectively, for financial planning expenses incurred during 2019.
(d)	Amount represents Company expenses incurred for private plane usage in 2020. The Company is billed directly for the charter flight services used for Mr. Trerotola’s personal travel. The imputed income to Mr. Trerotola for these flights as calculated under the tax rules was $6,932, based on the SIFL rates promulgated by the Internal Revenue Service. The Company does not gross-up or make whole Mr. Trerotola for the income imputed to his use of chartered flights.
(e)	Amount represents premiums for supplemental long-term disability insurance.
(f)	Amount represents premiums for a life insurance benefit equal to 1.5 times salary, capped at $1,125,000.
(g)	Amount represents value of a gift card.

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Grants of Plan-Based Awards for 2020

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2020:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)(3)	Options (#)(4)	Awards ($/Sh)	Option Awards ($)(5)
Matthew L. Trerotola	Annual Incentive Plan	—	673,125	1,346,250	3,365,625	—	—	—	—	—	—	—
	PRSUs	2/24/2020	—	—	—	39,200	78,400	156,800				2,953,328
	RSUs	2/24/2020							39,200			1,476,664
	Stock Options	2/24/2020	—	—	—	—	—	—	—	119,416	37.67	1,443,739
Christopher M. Hix	Annual Incentive Plan		260,000	520,000	1,300,000	—	—	—	—	—	—	—
	PRSUs	2/24/2020	—	—	—	13,575	27,151	54,302	—	—	—	1,022,778
	RSUs	2/24/2020	—	—	—	—	—	—	13,575			511,670
	Stock Options	2/24/2020	—	—	—	—	—	—	—	41,356	37.67	499,994
Daniel A. Pryor	Annual Incentive Plan	—	226,000	452,000	1,130,000	—	—	—	—	—	—	—
	PRSUs	2/24/2020	—	—	—	12,557	25,115	50,230	—	—	—	946,082
	RSUs	2/24/2020							12,557			473,022
	Stock Options	2/24/2020	—	—	—	—	—	—	—	38,254	37.67	462,491
Shyam Kambeyanda	Annual Incentive Plan	—	250,000	500,000	1,250,000	—	—	—	—	—	—
	PRSUs	2/24/2020	—	—	—	10,181	20,363	40,726	—	—	—	767,074
	RSUs	2/24/2020	—	—	—	—	—	—	10,181	—	—	383,518
	Stock Options	2/24/2020	—	—	—	—	—	—	—	31,017	37.67	374,996
Brady Shirley	Annual Incentive Plan	—	425,000	850,000	2,125,000	—	—	—	—	—	—
	PRSUs	2/24/2020	—	—	—	16,291	32,852	65,164	—	—	—	1,227,364
	RSUs	2/24/2020	—	—	—	—	—	—	32,852	—	—	1,227,364
(1)	Amounts represent the possible payouts under our Annual Incentive Plan. Threshold estimated possible payouts incorporate a 0.5 IPF, target estimated possible payouts incorporate a 1.0 IPF and maximum estimated possible payouts incorporate the 250% maximum payout cap under the Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2020 see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively.
(2)	Amounts represent potential shares issued under performance-based restricted stock unit awards. The PRSUs may be earned at the end of the performance period upon certification by the Compensation Committee of the performance level that has been met. The PRSUs cliff vest at the end of the three-year performance period, if earned. Once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period.
(3)	Amounts represent restricted stock units. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.
(4)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.
(5)	The amounts shown in this column represent the full grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

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Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows, as of December 31, 2020, the number of outstanding stock options, performance-based restricted stock unit awards and restricted stock unit awards held by the named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Matthew L. Trerotola	538,600	—	39.54	7/23/2022	—	—	—	—
	373,042	186,521	23.74	1/3/2023	—	—	—	—
	103,454	206,910	26.88	2/24/2026	—	—	—	—
	—	119,416	37.67	2/23/2027	—	—	—	—
	—	—	—	—	82,119	3,140,231	—	—
	—	—	—	—	—	—	292,524	11,186,118
Christopher M. Hix	124,611	—	26.56	6/30/2023	—	—	—	—
	71,609	—	40.47	2/12/2024	—	—	—	—
	64,474	32,238	33.41	3/7/2025	—	—	—	—
	37,964	75,931	26.88	2/24/2026	—	—	—	—
	—	41,356	37.67	2/23/2027	—	—	—	—
	—	—	—	—	33,170	1,268,421	—	—
	—	—	—	—	—	—	146,780	5,612,867
Daniel A. Pryor	118,010	—	52.02	2/15/2022	—	—	—	—
	114,613	—	26.51	11/15/2022	—	—	—	—
	73,715	—	40.47	2/12/2024	—	—	—	—
	120,889	60,446	33.41	3/7/2025	—	—	—	—
	35,117	70,236	26.88	2/24/2026	—	—	—	—
	—	38,254	37.67	2/23/2027	—	—	—	—
	—	—	—	—	12,557	480,180	—	—
	—	—	—	—	—	—	174,772	6,683,281
Shyam Kambeyanda	24,644	—	24.96	5/12/2023	—	—	—	—
	42,123	—	40.47	2/12/2024	—	—	—	—
	38,684	19,343	33.41	3/7/2025	—	—	—	—
	24,677	49,355	26.88	2/24/2026	—	—	—	—
	—	31,017	37.67	2/23/2027
	—	—	—	—	19,978	763,959	—	—
	—	—	—	—	—	—	96,070	3,673,717
Brady Shirley	18,982	37,966	26.88	2/24/2026	—	—	—	—
	—	—	—	—	52,226	1,997,122	—	—
	—	—	—	—	—	—	32,582	1,245,936
(1)	The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date except as follows: For Mr. Trerotola, options granted on July 24, 2015 and January 4, 2016 vest in equal amounts on the third, fourth and fifth anniversaries of the grant date. For Mr. Pryor, the options granted on February 16, 2015 vest in equal amounts on the third, fourth and fifth anniversaries of the grant date.

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Option Grant Date	Option Expiration Date	Option Full Vesting Date (options vest over three year period except as noted above)
2/16/2015	2/15/2022	2/16/2020
7/24/2015	7/23/2022	7/24/2020
11/16/2015	11/15/2022	11/16/2018
1/4/2016	1/3/2023	1/4/2021
5/13/2016	5/12/2023	5/13/2019
7/1/2016	6/30/2023	7/1/2019
2/14/2017	2/12/2024	2/13/2020
3/8/2018	3/7/2025	3/8/2021
2/25/2019	2/24/2026	2/25/2022
2/24/2020	2/23/2027	2/24/2023
(2)	For Mr. Trerotola, the amounts represent (i) 42,919 PRSUs that were earned upon certification by the Compensation Committee that the performance metric for these awards had been met and that vested on January 4, 2021, and (ii) 39,200 RSUs that vest ratably over three years, beginning on February 24, 2021. For Mr. Hix, the amounts represent (i) 19,595 restricted stock units that are the remaining portion of the promotional award granted to Mr. Hix on December 13, 2019 that vest ratably over three years, beginning on December 13, 2020, and (ii) 13,575 RSUs that vest ratably over three years, beginning on February 24, 2021. For Mr. Kambeyanda, the amounts represent (i) 9,797 restricted stock units that are the remaining portion of the promotional award granted to Mr. Kambeyanda on December 13, 2019 that vest ratably over three years, beginning on December 13, 2020, and (ii) 10,181 RSUs that vest ratably over three years, beginning on February 24, 2021. For Mr. Shirley, the amounts represent (i) 19,644 RSUs that vest on February 25, 2021, (ii) 16,291 RSUs that vest ratably over three years, beginning on February 24, 2021, and (iii) 16,291 RSUs that vest ratably over two years, beginning on February 24, 2022.
(3)	The amounts shown in this column represent the market value of the unvested PRSUs or restricted stock units, as applicable, based on the closing price of the Company’s common stock on December 31, 2020, which was $38.24 per share, multiplied by the number of units, respectively, for each unvested award.
(4)	The amounts shown in this column reflect unearned PRSUs as of December 31, 2020. If earned, these PRSUs are then subject to an additional service-based vesting period. The amounts shown in this column reflect awards made in 2018, 2019 and 2020 and show the target amount of PRSUs that may be earned at the end of the performance period upon certification by the Compensation Committee. The amounts would cliff vest at the end of the three-year performance period, if earned. For awards granted in 2018 and 2019, once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period. The PRSUs granted in 2018 vested on March 8, 2021 and the amounts represent (i) 41,051 shares earned for Mr. Hix, (ii) 76,973 shares earned for Mr. Pryor; and (iii) 24,631 shares earned for Mr. Kambeyanda. Mr. Trerotola and Mr. Shirley had no 2018 PRSU awards The PRSUs granted to Messrs. Trerotola, Hix, Pryor and Kambeyanda in 2019 are reported at maximum performance. For Mr. Shirley, PRSUs awarded in 2019 were not earned because the metrics were not met. PRSUs awarded in 2020 are reported at target performance. For 2020, these amounts are reflected in the “Grants of Plan-Based Awards for 2020” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” and for 2019 are reflected in the “Grants of Plan-Based Awards for 2019” table in the Proxy Statement for the 2020 Annual Meeting.
(5)	The amounts shown in this column represent the market value of the unearned PRSUs based on the closing price of the Company’s common stock on December 31, 2020, which was $38.24 per share, multiplied by the threshold number of units, respectively, for each unvested and unearned performance stock award.

Employment Agreements, Change in Control Agreements and Executive Officer Severance Plan

Messrs. Trerotola and Pryor are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010, and Mr. Hix is party to an employment letter agreement entered into upon his hire.

Mr. Kambeyanda is party to a letter agreement that specifies his starting annual salary and minimum target bonus. Mr. Shirley is party to a service agreement with DJO, which he entered into prior to our acquisition of the DJO business in 2019. The agreement provides for a four-year initial term, with automatic one-year term extensions commencing November 14, 2020, unless we or Mr. Shirley provides written notice in advance to terminate the automatic extension provision. The agreement provides that Mr. Shirley’s base salary is a specified amount and that he is entitled to such increases as determined by the Board. In addition, Mr. Shirley is entitled to receive an annual bonus of 100% of his base salary. The employment agreement also provides severance benefits, but does not provide change in control benefits.

Messrs. Hix, Kambeyanda, Pryor and Shirley are party to our current form of change in control agreement for executive officers, which was approved by the Board on October 27, 2020.

We also maintain an Executive Officer Severance Plan, which provides for severance benefits upon a termination without cause or a resignation for good reason for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for change in control benefits. Mr. Kambeyanda is the only NEO subject to this plan.

Employment Agreements and Change in Control Agreements

Messrs. Trerotola and Pryor are each parties an employment agreement based on the Company’s form of employment agreement for executive officers. Mr. Trerotola’s employment agreement has a three-year term and Mr. Pryor’s agreement has a two-year term and, in each case, is subject to automatic extension unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the case of Mr. Trerotola, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreement, the agreement will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to Mr. Trerotola under his agreement upon a change in control of Colfax, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and Mr. Trerotola must either be terminated without cause by Colfax (or its successor) or must resign for good reason.

On October 27, 2020, the Board approved a new form of change in control agreement for certain executive officers. Messrs. Hix, Kambeyanda, Pryor and Shirley are each parties to change in control agreements based on this form. The change in control

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agreements supersede and replace any prior agreement between the Company and such executive officers with respect to a “change in control” of the Company (as described below under “Potential Payments Upon Termination or Change in Control”).

Pursuant to the change in control agreements, upon a change in control of the Company, each executive officer will be entitled to an annual base salary, cash bonus opportunity and benefits package equal to or greater than the base salary, cash bonus opportunity or benefits package in effect for such executive officer immediately prior to the change in control. If during the two year period following, or the three month period preceding, a change in control of the Company, (a) the Company terminates the executive officer’s employment other than for cause or by reason of death or disability (as such terms are defined in the change in control agreements) or (b) the executive officer resigns for good reason (as such term is defined in the change in control agreements), the Company will pay the executive officer an amount equal to: (i) two times the annual base salary of such executive officer plus (ii) two times the target cash bonus opportunity of such executive officer. Any outstanding long-term equity incentive awards held by the executive officer will continue to be treated in accordance with the terms and conditions of the award agreements and plans pursuant to which such awards were granted.

Each change in control agreement has an initial two-year term, subject to automatic extension for successive one-year periods unless either the Company or the executive officer gives notice of non-renewal to the other or the agreement is otherwise terminated pursuant to its terms.

In entering into these employment and change in control agreements, the Company wanted to ensure the continued dedication of these executive officers, notwithstanding the possibility of a change in control, and to retain such officers in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Colfax should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by the potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Colfax for the possibility of an acquisition event. Additional information on certain benefits provided under the forms of employment agreement and change in control agreement in certain terminations or in connection with a change of control is discussed below under “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table provides information regarding the vesting of earned PRSUs and RSUs. No stock options were exercised during 2020 by the CEO or NEOs. The number of shares acquired upon exercise or vesting and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon exercise or vesting and the closing market price of our common stock on the exercise or vesting date, less the exercise price for options. Mr. Shirley and Mr. Pryor did not exercise any Company options nor did any of their Company stock awards vest in 2020.

Option Exercises and Stock Vested During Fiscal 2020

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Trerotola	N/A	N/A	80,855	2,762,955
Christopher M. Hix	N/A	N/A	23,012	728,703
Shyam Kambeyanda	N/A	N/A	35,537	906,686

Nonqualified Deferred Compensation

Effective January 1, 2016, we established the Colfax Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) to provide certain select members of management and other highly compensated employees, including each of the NEOs, with an opportunity to defer a stated percentage of their base compensation or their bonus compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Nonqualified Plan to allow these individuals to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Colfax employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there are no assets segregated for the exclusive benefit of plan participants.

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The Nonqualified Plan allows the NEOs to defer up to 50% of their base salaries and up to 75% of their bonus compensation. In addition, during 2020 we matched up to 4% of all excess deferrals by the NEOs and provided a 2% Company contribution. Our NEOs vest in these Company contributions to the Nonqualified Plan on the same terms as under the Company’s 401(k) plan.

Deferrals under the Nonqualified Plan are notionally invested among a number of different mutual funds, insurance company separate accounts, indexed rates or other measurement funds, which are selected periodically by the plan administrator to best match the funds offered in the qualified 401(k) plan. Each participating NEO can allocate his deferrals among these notional fund investment options and may change elections at any time by making a change of election with the plan administrator. Colfax notionally invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the executive’s election to defer amounts under the Nonqualified Plan, the executive must elect the time and form of payment for the deferred amounts, which may generally be either a lump sum distribution or in quarterly installments payable over a period of one to ten years following a specified date (that must be at least one year following the end of the year to which the officer’s deferral election relates) or at least six months following the officer’s separation from service. Limited changes to deferral elections are permitted in accordance with the terms of the Nonqualified Plan. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s separation from service. Deferred amounts may alternatively be paid out in a lump sum in the event of an executive’s death or disability or in the event of an unforeseeable financial emergency, Furthermore, in the event the executive’s account balance at the time of his or her separation from service is less than $15,000, payment of the account balance will be made in a lump sum on or before the later of (i) December 31 of the calendar year of separation, or (ii) the date 2.5 months after the executive’s separation from service.

The Company also maintains the Colfax Corporation Excess Benefit Plan (the “Excess Benefit Plan”) which was frozen to new participants and future new deferrals on December 31, 2015. Like the Nonqualified Plan, the Excess Benefit Plan is an unfunded non-qualified deferred compensation plan in which Mr. Pryor holds an account balance. Like the Nonqualified Plan, amounts deferred under the Excess Benefit Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections and the terms of the Excess Benefit Plan following a participant’s separation from service, death or disability.

The Company also maintains the DJO Global Executive Deferred Compensation Plan (the “DJO Nonqualified Plan”), which was acquired in connection with the acquisition of DJO. The DJO Nonqualified Plan was frozen to new participants and future deferrals on December 31, 2019. Like the Nonqualified Plan, the DJO Nonqualified Plan is an unfunded non-qualified deferred compensation plan. Mr. Shirley holds an account balance in this plan. Like the Nonqualified Plan, amounts deferred under the DJO Nonqualified Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections. Deferred amounts may generally be paid out in either a lump sum distribution or in annual installments payable over a period of two to ten years following a specified date or the officer’s separation from service (subject to any required 6-month delay). Deferred amounts will alternatively be paid out in a lump sum in the event of an executive’s death.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Matthew L. Trerotola	113,071	133,498	69,850	—	1,387,489
Christopher M. Hix	19,050	35,395	11,981	—	343,015
Daniel A. Pryor	58,810	45,394	38,472	—	1,273,421
Shyam Kambeyanda	—	4,384	20,211	—	353,327
Brady Shirley	—	—	1,785	—	71,470
(1)	With respect to each applicable NEO, amounts represent deferred salary and deferred bonus amounts that are reported in the Summary Compensation Table above under the applicable column.
(2)	All amounts reported in this column for each applicable NEO are reported in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	No amounts reported in this column for each applicable NEO are reported in the Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement, change in control agreement, severance plan and equity plan provisions for payments upon termination or a change in control and sets forth the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2020. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, health care benefits and disability benefits or vested amounts payable under the Nonqualified Plan and Excess Benefit Plan described above. In addition, these benefits do not take into

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account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

Employment Agreements

Pursuant to the terms of the employment agreements with each of Messrs. Trerotola, Pryor and Shirley, each executive is entitled to the following severance payments or benefits in the event his employment is terminated by us without “cause” or the executive resigns for “good reason,” in the case of Messrs. Trerotola and Pryor, or as a result of a “constructive termination,” in the case of Mr. Shirley (each as described below):

■	For Mr. Trerotola, (i) the payment of his base salary then in effect for 24 months following termination, (ii) an amount equal to 200% of his target annual incentive bonus for the year of termination paid in equal installments over the 24 months following termination, and (iii) COBRA coverage for 24 months or until he becomes eligible for coverage by another company or is no longer eligible for COBRA;
■	For Mr. Pryor, a lump sum payment equal to one times Mr. Pryor’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years);
■	For each of Messrs. Trerotola and Pryor, a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and
■	For Mr. Shirley, (i) a lump sum payment equal to one and a half times the sum of Mr. Shirley’s base salary in effect and his target annual incentive compensation for the year of termination and (ii) a pro rata portion of Mr. Shirley’s annual bonus that would have been earned for the year of termination.

In the event we terminate Mr. Trerotola’s employment without “cause,” or Mr. Trerotola terminates his employment for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, the terms of his employment agreement would entitle him to the following severance payments or benefits:

■	a lump sum payment equal to two times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to him during the last three years);
■	a lump sum payment equal to his pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and
■	all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

Mr. Shirley’s agreement does not provide for any additional payments or benefits in the event of a change in control or a termination in connection with a change in control. However, he is party to a change in control agreement, as further described under “Change in Control Agreements” below.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of Colfax. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

Under Mr. Trerotola’s and Mr. Pryor’s agreements, in the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Mr. Trerotola’s and Mr. Pryor’s agreements further provide that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by Colfax with the SEC, or material fraud against Colfax, Colfax is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

■	“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against Colfax or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;
■	“change in control” means:
	–	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of Colfax then outstanding;
	–	during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;
	–	a merger, sale of all or substantially all of the assets of Colfax or certain acquisitions of the assets or stock by Colfax of another entity in which there is a change in control of Colfax; or
	–	a liquidation or dissolution of Colfax.
■	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by Colfax providing for a change in control.

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■	“constructive termination” means:
	–	Colfax’s failure to pay or cause to be paid the executive’s base salary or annual bonus, if any, when due;
	–	a reduction in the executive’s base salary or target annual bonus;
	–	any diminution in the executive’s title or any substantial and sustained diminution in the executive’s duties;
	–	a relocation of the executive’s primary work location more than 50 miles without the executive’s prior written consent; or
	–	Colfax provides notice to the executive that it is electing not to extend the executive’s employment term.
■	“good reason” means:
	–	upon or following a change in control, the assignment to the executive of duties materially inconsistent with his position or any alteration of the executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;
	–	the requirement for the executive to relocate his principal place of business at least 35 miles from his current place of business;
	–	Colfax’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; or
	–	any other failure by Colfax to perform its material obligations under, or breach of Colfax of any material provision of, the employment agreement.

Trerotola Pro-Rata Vesting Provisions

In addition, Mr. Trerotola’s CEO Performance Stock Unit Agreements provide that if he is terminated by the Company without “cause” (and not on account of disability) or resigns for “good reason” his outstanding performance-based equity awards shall vest pro-ratably only if the performance objectives are achieved as of the end of the performance period.

Hix Letter Agreement

Mr. Hix is subject to a letter agreement entered into with the Company upon his hire. Pursuant to that letter agreement, severance in an amount equal to the sum of his base salary and target bonus is to be provided in the event of a termination without “cause” or for “good reason.” In the event of termination in connection with a “change in control,” Mr. Hix would be entitled to the benefits provided under his change in control agreement, as described below.

Change in Control Agreements

Pursuant to the terms of the change in control agreements with each of Messrs. Hix, Kambeyanda, Pryor and Shirley, in the event of a change in control, the executive will continue to be paid an annual base salary at a rate not less than such executive’s current fixed or base compensation and will be given a bona fide opportunity to earn his annual cash bonus opportunity for the year. In the event the executive’s employment is terminated by us without “cause” or he resigns for “good reason” (each as described below) during the two year period following, or the three month period preceding, a change in control, such executive is entitled to a lump sum payment equal to (i) two times the executive’s base salary plus (ii) two times his target annual cash bonus opportunity for the year.

Each executive’s right to the severance payments is conditioned on the executive’s execution of a general release of claims in favor of Colfax. In addition, each change in control agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit under the change in control agreements would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would have the effect of decreasing the after-tax amounts received by the executive, the executive has the right to reduce or eliminate any such payment or benefit to avoid having the payment or benefit being deemed a parachute payment.

For purposes of the change in control agreements, the following terms have the following meanings:

■	“cause” means that, prior to any termination, the executive committed:
	–	an intentional act of fraud, embezzlement or theft in connection with his employment by Colfax or any subsidiary;
	–	intentional wrongful damage to property of Colfax or its subsidiaries;
	–	intentional wrongful disclosure of secret processes or confidential information of Colfax or its subsidiaries;
	–	conviction of a criminal offense; or
	–	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty. and any such act is materially harmful to Colfax and its subsidiaries taken as a whole.
■	“change in control” means any of the following:
	–	the acquisition by any person of beneficial ownership of more than 50% of the then-outstanding common stock of Colfax or the combined voting power of the then-outstanding voting securities of Colfax, subject to certain exceptions;
	–	individuals who constitute the Board as of the date of the change in control agreement (together with any new directors approved by the vote of at least a majority of the directors comprising the Board as of the date of the change in control agreement or subsequently approved) cease for any reason (other than death or disability) to constitute at least a majority of the Board;
	–	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Colfax, subject to certain exceptions; or
	–	approval by Colfax’s stockholders of a complete liquidation or dissolution of Colfax.
■	“good reason” means:
	–	failure to maintain the executive in the positions with Colfax or its subsidiaries which the executive held immediately prior to the change in control or the removal of the executive as a director of Colfax, if applicable;

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–	a material reduction in the nature or scope of responsibilities or duties attached to the positions the executive held with Colfax and its subsidiaries immediately prior to the change in control, a material reduction in the executive’s base salary and annual cash bonus opportunity or the termination or material modification of the material employee benefits available to the executive immediately prior to the change in control;
–	the liquidation, dissolution, merger, consolidation or reorganization of Colfax or a transfer or all or a significant portion of its business and/or assets, unless the successor has assumed all of Colfax’s duties and obligations under the change in control agreement;
–	Colfax relocates its principal executive offices, or Colfax or any subsidiary requires the executive to have his principal location of work changed, to any location more than 50 miles from the location immediately prior to the change in control or Colfax or its subsidiaries require the executive to travel significantly more than was required prior to the change in control; or
–	any material breach of the change in control agreement by Colfax or any successor.

Executive Officer Severance Plan

Mr. Kambeyanda is a participant in our Executive Officer Severance Plan, which provides for severance benefits upon termination without cause or for good reason for executive officers who are not otherwise contractually entitled to severance compensation pursuant to a separate agreement with the Company. Severance provided in the event of termination without “cause” or for “good reason” (each defined as in the form of employment agreement) is a lump sum payment equal to one times the executive’s base salary in effect and a pro rata payment of his or her target annual incentive compensation for the year of termination. The Executive Officer Severance Plan does not provide for any additional change in control benefits.

Equity Awards

The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a “corporate transaction” (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the Compensation Committee, or immediately if the performance period has already ended and the Compensation Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the Compensation Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

■	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;
■	a sale of substantially all of our assets to another person or entity; or
■	any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments

The following table provides information related to compensation payable to each NEO assuming termination of such executive’s employment on December 31, 2020, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2020. Amounts also assume the price of our common stock was $38.24, the closing price on December 31, 2020, the last trading day of the fiscal year.

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Potential Payments Upon Termination or Change of Control

Executive	Matthew L. Trerotola	Christopher M. Hix	Daniel A. Pryor	Shyam Kambeyanda	Brady Shirley
Employment Agreement/Severance Plan Benefits:
Termination without “cause” or “good reason” (for all NEOs other than Mr. Shirley) or “constructive termination” (for Mr. Shirley)
Payment Over 24 Months/18 Months//Lump Sum Payment(1)	4,846,500	1,170,000	1,017,000	625,000	2,550,000
Pro Rata Incentive Compensation(2)	1,346,250	—	452,000	500,000	850,000
Termination in connection with a “change of control”
Lump Sum Payment	4,846,500	2,340,000	2,034,000	2,250,000	3,400,000
Pro Rata Incentive Compensation(2)	1,346,250	—	—	—	—
Accelerated Stock Options(3)	5,123,119	1,041,859	1,111,640	671,779	431,294
Accelerated PRSUs(4)	8,733,289	3,104,438	3,407,184	2,093,525	4,250,758
Accelerated RSUs(4)	1,449,008	1,268,421	480,180	763,959	1,997,122
NQDC Plans/Pension(5)	1,387,489	343,015	1,273,421	353,327	71,470
(1)	For Messrs. Trerotola and Shirley, the amount is paid over the 24 months and 18 months, respectively, following termination. For the other NEOs, the amount is paid as a lump sum.
(2)	Assumes achievement at target.
(3)	In addition to accelerated vesting pursuant to Messrs. Trerotola’s and Pryor’s employment agreements, stock options accelerate upon death, total and permanent disability, and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.
(4)	Under Messrs. Trerotola’s and Pryor’s employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to unearned PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, RSUs and earned but unvested PRSUs for which the performance criteria have been certified as achieved, accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.
(5)	Amounts represent the aggregate balance of the NEO’s Excess Benefit Plan or Non-Qualified Deferred Compensation account as of December 31, 2020. For more details on these plans, see “Nonqualified Deferred Compensation” above.

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CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated associate and the annual total compensation of Mr. Trerotola, our President and Chief Executive Officer. The pay ratio included in this section is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K.

For 2020:

The annual total compensation of the median compensated of all of our employees (other than our CEO) was $28,481; and
The annual total compensation of Mr. Trerotola, as presented in the Summary Compensation Table, was $8,660,796.

Based on this information, for 2020 the ratio of the annual total compensation of Mr. Trerotola, our Chief Executive Officer, to the annual total compensation of our median compensated employee was 304 to one.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our median compensated employee, as well as to determine the annual total compensation of this “median employee”:

We determined that, as of December 31, 2020, our employee population consisted of approximately 14,733 persons, of whom approximately 3,075 were employed in the United States and approximately 11,658 were employed outside the United States, based on our payroll records;
We selected December 31, 2020 as the date upon which we would identify the “median employee”;
We annualized the compensation of associates employed by us for less than a full fiscal year;
Based on payroll data for all employees aside from those noted as excluded above, we used annualized base salary or base pay rate to identify our median employee, who was a full-time, hourly associate in the Czech Republic; and
Once the median employee was identified, we calculated the elements of this employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-X, resulting in annual total compensation of $28,841 based on the exchange rate in effect as of December 31, 2020.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes Colfax Corporation’s equity plan information as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by Company stockholders	7,163,261		$33.92	4,245,953
Stock options	4,599,067		$33.92
Restricted stock units	1,101,392		—
Performance-based restricted stock units	1,462,802	(2)	—
Equity compensation plans not approved by Company stockholders	—		—	—
TOTAL	7,163,261		$33.92	4,245,953
(1)	The weighted average exercise price does not take into account the shares issuable upon outstanding restricted stock units and performance-based restricted stock units vesting, which have no exercise price.
(2)	This number assumes shares will be issued at the maximum vesting amount for outstanding performance-based restricted stock units.

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DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our officers, directors and certain beneficial owners of our common stock complied with all Section 16(a) filing requirements applicable to them during 2020 on a timely basis, except for the late filing of one late Form 4 by Mr. Shirley with respect to one transaction.

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Proposal 3	Approval of Named Executive Officers’ Compensation, on a Non-Binding Advisory Basis (“Say-on-Pay”)

We are asking our stockholders to cast an advisory vote at our Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, we are asking that you vote on the following advisory resolution:

RESOLVED, that the 2020 compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Though the vote is non-binding, the Compensation Committee and the Board of Directors value your opinion and will consider the outcome of the vote in establishing our compensation philosophy and making future compensation decisions. At this time, we intend to seek stockholder approval of our executive compensation program on an annual basis and thus expect the next such vote to occur at our 2022 Annual Meeting of Stockholders.

Why You Should Approve Our Executive Compensation Program

As discussed in our Compensation Discussion and Analysis, we believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the advisory vote approving the compensation of our named executive officers.

Board Recommendation

The Board unanimously recommends that you vote FOR Proposal 3, which is advisory approval of Colfax’s named executive officer compensation as disclosed in this Proxy Statement. We strongly urge stockholders to review our entire Compensation Discussion and Analysis and the accompanying tables, which provides complete information on the compensation awarded to the named executive officers and the reasoning supporting those awards.

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BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of March 22, 2021 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Holder and Director
Mitchell P. Rales	9,237,859	(1)	6.8%
5% Holders
T. Rowe Price Associates, Inc.	16,546,189	(2)	12.2%
BlackRock, Inc.	9,600,661	(3)	7.1%
The Vanguard Group	9,032,587	(4)	6.7%
Steven M. Rales	8,420,373	(5)	6.2%
Directors
Patrick W. Allender	317,204	(6)(7)	*
Thomas S. Gayner	91,539	(7)	*
Rhonda L. Jordan	113,583	(7)(8)	*
Liam J. Kelly	17,365	(7)	*
A. Clayton Perfall	85,961	(7)(9)	*
Philip A. Okala	878	(7)	*
Didier Teirlinck	39,414	(7)	*
Rajiv Vinnakota	33,116	(7)	*
Sharon Wienbar	47,380	(7)	*
Named Executive Officer and Director
Matthew L. Trerotola	1,513,655	(10)	*
Named Executive Officers
Christopher M. Hix	434,290	(10)	*
Daniel A. Pryor	766,948	(10)(11)	*
Shyam Kambeyanda	233,643	(10)	*
Brady Shirley	63,133	(10)	*
All of our directors and executive officers as a group (17 persons)	13,033,583	(10)	9.6%
*	Represents beneficial ownership of less than 1%
(1)	Includes 910,507 shares of common stock held by Mr. Mitchell P. Rales’ Revocable Trust and IRA, 6,000,000 shares of common stock held by limited liability companies of which Mr. Mitchell P. Rales is the trustee of the sole member, 19,388 shares of common stock held by Capital Yield Corporation, of which Mr. Mitchell P. Rales and Mr. Steven M. Rales are the sole stockholders, 679,264 shares of common stock held by the Mitchell P. Rales Family Trust, 28,700 shares of common stock held in trust for his daughters and 1,600,000 shares of common stock underlying tangible equity units (“TEUs”) that may be settled into shares of common stock by the holder at any time. The number of shares of common stock underlying Mr. Mitchell P. Rales’ TEUs is based on the amount that may be acquired if the prepaid stock purchase contracts were settled prior to the second scheduled trading day immediately preceding January 15, 2022. The actual number of shares of common stock the reporting person may acquire will depend on when the prepaid stock purchase contracts are settled. Mr. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 7,618,471 shares of common stock and the 1,600,000 shares of common stock underlying TEUs, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. 6,000,000 shares of Colfax common stock are pledged to secure a line of credit. This entity and Mr. Mitchell P. Rales are in compliance with this line of credit. The business address of Mr. Mitchell P. Rales, and the limited liability company, is 11790 Glen Road, Potomac, MD 20854.
(2)	The amount shown and the following information is derived from a Schedule 13G/A filed February 16, 2021 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, Price Associates has sole voting power over 6,417,757 shares and sole dispositive power over 16,546,189 shares. The business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(3)	The amount shown and the following information is derived from a Schedule 13G/A filed February 5, 2021 by BlackRock, Inc. (“BlackRock”), which sets forth BlackRock’s beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, BlackRock has sole voting power over 9,248,315 shares and sole dispositive power over 9,600,661 shares. The business address of BlackRock is BlackRock, Inc. 55 East 52nd Street, New York, NY 10055.

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(4)	The amount shown and the following information is derived from a Schedule 13G/A filed February 10, 2021 by The Vanguard Group (“Vanguard”), which sets forth Vanguard’s beneficial ownership as of December 31, 2020. According to the Schedule 13G/A, Vanguard has shared voting power of 64,568 shares, sole dispositive power over 8,889,016 shares, and shared dispositive power over 143,571 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Includes 8,400,985 shares of common stock held by Mr. Steven M. Rales’ Revocable Trust and 19,388 shares of common stock held by Capital Yield Corporation, of which Mr. Mitchell P. Rales and Mr. Steven M. Rales are the sole stockholders. Mr. Steven M. Rales has sole voting power and sole dispositive power with respect to 8,400,985 shares of common stock and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. The business address of Steven M. Rales is 2200 Pennsylvania Avenue, N.W., Suite 800 W, Washington, D.C. 20037-1701.
(6)	Includes 23,648 shares owned by the JWA Irrevocable Trust #1, 27,504 shares held by the JWA GRAT #4, 57,978 shares held by the JWA GRAT #5, 90,129 shares held by the JWA Irrevocable Trust #2, and 20,000 shares held by an irrevocable trust, of which Patrick Allender is a trustee. Mr. Allender disclaims beneficial ownership of all shares held by the JWA irrevocable trusts and the JWA GRATs, except to the extent of his pecuniary interest therein.
(7)	Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 34,785 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 31,732 shares that such individuals have the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, (ii) for Mr. Kelly, 3,260 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 7,741 shares that Mr. Kelly has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, (iii) for Mr. Perfall, 22,573 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 31,732 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, (iv) for Mr. Okala, 878 shares that Mr. Okala has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021 (v) for Mr. Teirlinck, 12,311 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 18,139 shares that Mr. Teirlinck has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, (vi) for Mr. Vinnakota, 12,277 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 31,732 shares that Mr. Vinnakota has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, (vii) for Ms. Wienbar, 13,885 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 22,377 shares that Ms. Wienbar has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of March 22, 2021, and (viii) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender—30,461, Mr. Gayner—25,022, Ms. Jordan— 22,066, Mr. Perfall— 24,209, Mr. Teirlinck— 8,964, and Ms. Wienbar— 11,118. For more information on these awards, see Director Compensation above.
(8)	Includes 18,010 shares held by a family trust, 6,191 shares held by her spouse and 799 shares held in a trust account for her spouse.
(9)	Includes 7,447 shares held by a trust.
(10)	Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of March 22, 2021. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Trerotola— 1,344,878, Mr. Hix— 382,647, Mr. Pryor— 570,660, Mr. Kambeyanda— 184,488, and Mr. Shirley—37,965, all of our current executive officers as a group— 2,554,276.
(11)	Includes 3,000 shares held by trusts for his children and 2,312 shares held in his 401(k) account.

- 2021 Proxy Statement	55

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GENERAL MATTERS

Outstanding Stock and Voting Rights

The Board has fixed the close of business on March 22, 2021 (the “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Matthew L. Trerotola to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Colfax Corporation at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) virtually attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 135,252,369 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 and for approval of the advisory vote approving the compensation of our named executive officers.

Abstentions will have no effect on the election of directors but will have the same effect as a vote against ratification of the appointment of Ernst & Young LLP and approval of the advisory vote approving the compensation of our named executive officers.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions on the ratification of the selection of our registered public accounting firm. In contrast, the remaining proposals are “non-routine” items. This means brokerage firms that have not received voting instructions from their clients may not vote on these proposals (a “broker non-vote”). Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors. Further, broker non-votes will have no effect on the advisory vote to approve the compensation of our named executive officers.

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. To attend the Annual Meeting, stockholders of record must go to the meeting website at www.virtualshareholdermeeting.com/CFX2021 and enter the control number found on the proxy card or the Notice previously received. If you are a beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote. com website, then you may attend the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend the Annual Meeting. Once admitted, during the Annual Meeting, stockholders may vote, submit questions and view the list of stockholders entitled to vote at the Annual Meeting by following the instructions available on the meeting website.

- 2021 Proxy Statement	56

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Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 2, 2021.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting other than through a proposal presented pursuant to Rule 14a-8 of the Exchange Act, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder’s notice must be delivered to or mailed and received by the Secretary not less than the close of business 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2022 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than the close of business on February 11, 2022 and no earlier than January 12, 2022. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. Both Section 2.2 and Section 3.3 of our Bylaws mandate certain additional information to be provided by a stockholder who wishes to introduce business or nominate a director candidate. The chairman of the annual meeting may refuse to acknowledge or introduce any nomination or proposal if notice thereof is not received within the applicable deadlines or does not otherwise comply with our Bylaws. If the stockholder does not provide notice of a nomination or proposal within the applicable deadlines or does not comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Delivery of Documents to Stockholders Sharing an Address

SEC rules permit the delivery of a single copy of a company’s annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company’s stock may deliver only one copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701 or call (301) 323-9000 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

- 2021 Proxy Statement	57

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Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020 has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 18, 2021. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements but excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Colfax Corporation, 420 National Business Parkway, 5th Floor, Annapolis Junction, Maryland 20701, or access these materials on the Company’s website at www.colfaxcorp.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

Bradley J. Tandy

Secretary

- 2021 Proxy Statement	58

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CFX2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D42523-P53179-Z79492 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLFAX CORPORATION

Company Proposals

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mitchell P. Rales	☐	☐	☐
1b. Matthew L. Trerotola	☐	☐	☐
1c. Patrick W. Allender	☐	☐	☐
1d. Thomas S. Gayner	☐	☐	☐
1e. Rhonda L. Jordan	☐	☐	☐
1f. Liam J. Kelly	☐	☐	☐
1g. Philip A. Okala	☐	☐	☐
1h. A. Clayton Perfall	☐	☐	☐
1i. Didier Teirlinck	☐	☐	☐
1j. Rajiv Vinnakota	☐	☐	☐
1k. Sharon Wienbar	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. To approve on an advisory basis the compensation of our named executive officers.	☐	☐	☐

NOTE: I authorize the proxies to vote according to their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D42524-P53179-Z79492

STOCKHOLDERS' PROXY SOLICITED BY THE BOARD OF DIRECTORS OF COLFAX CORPORATION

Mitchell P. Rales and Matthew L. Trerotola, or either of them, each with the full power of substitution, are hereby authorized to represent and to vote all of the shares of COLFAX CORPORATION common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of COLFAX CORPORATION to be held virtually at 3:00 p.m., Eastern Daylight Time, on Wednesday, May 12, 2021 at www.virtualshareholdermeeting.com/CFX2021, and at any adjournment or postponement of the meeting.

The above named proxies will vote the shares represented hereby as directed on the other side of this card, and if no such direction is made, the above named proxies will vote "FOR" the election of all the nominees listed under Proposal 1 and "FOR" Proposals 2 and 3. The above named proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. The undersigned may revoke this proxy prior to its exercise.

Please fill the appropriate boxes, sign and date on the other side of this card.